UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

REX ENERGY CORPORATION

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REX ENERGY CORPORATION

Notice of 2017 Annual Meeting of

Stockholders and Proxy Statement

May 5, 2017

State College, Pennsylvania

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date: To be held at 11:00 am on May 5, 2017

Location: Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803

Record Date: March 10, 2017

Agenda:	1.

To elect six directors nominated by the Board of Directors to serve until the 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

	2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.

To consider a non-binding “say on frequency” vote regarding the frequency of the non-binding “say on pay” vote on the Company’s executive compensation (once every year, every two years or every three years);

	4.	To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers;

5.

To approve a grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion;

6.

To approve an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our Common Stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with the immediately preceding proposal; and

	7.	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How to Vote: All stockholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY SUBMIT YOUR VOTING INSTRUCTIONS BY:

This notice is being sent to holders of our common stock of record at the close of business on March 10, 2017. Each such holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days before the meeting at our State College offices. The list will also be available during the meeting for inspection by stockholders.

By Order of the Board of Directors,

Jennifer L. McDonough
Senior Vice President, General Counsel and Secretary

State College, Pennsylvania

March [  ], 2017

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	2

PROPOSAL ONE: ELECTION OF DIRECTORS	9

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION	13

CORPORATE GOVERNANCE	18

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

PRINCIPAL ACCOUNTANT FEES AND SERVICES	22

AUDIT COMMITTEE REPORT	23

EXECUTIVE OFFICERS	24

PROPOSAL THREE: ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION	26

PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION	27

COMPENSATION DISCUSSION AND ANALYSIS	28

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	40

EXECUTIVE COMPENSATION	41

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56

PROPOSAL FIVE: GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK AT A REVERSE STOCK SPLIT RATIO BETWEEN 1-FOR-5 AND 1-FOR-10, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION	57

PROPOSAL SIX: APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK FROM 200,000,000 TO 100,000,000 SHARES, CONTINGENT UPON A REVERSE STOCK SPLIT BEING EFFECTED IN ACCORDANCE WITH PROPOSAL FIVE	67

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS	69

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	71

OTHER MATTERS	72

APPENDIX A	A-1

APPENDIX B	B-1

REX ENERGY CORPORATION

366 Walker Drive

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this proxy statement to you on behalf of the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), to solicit proxies for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) or any reconvened meeting after any adjournment or postponement of the meeting. The Annual Meeting is scheduled to be held on Friday, May 5, 2017, at the Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 at 11:00 a.m., local time. The Company’s telephone number is (814) 278-7267, and our mailing address is 366 Walker Drive, State College, Pennsylvania 16801. Unless otherwise indicated or the context otherwise requires, references to “we”, “us” or “our” refer collectively to the Company and its subsidiaries.

This proxy statement is dated March [  ], 2017. We are first mailing this proxy statement and the enclosed proxy card on or about March [  ], 2017.

QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting is scheduled to be held at Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 on May 5, 2017 at 11:00 a.m., local time.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the following matters:

•

election of six directors that the Board nominated to serve until the 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;
•

consideration of a non-binding “say on frequency” vote regarding the frequency of the non-binding “say on pay” vote on the Company’s executive compensation (once every year, every two years or every three years);

•

consideration of a non-binding “say on pay” vote regarding the compensation of our named executive officers, as this proxy statement describes in Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures;

•

consideration of a grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion

•	consideration of an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our Common Stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5, as described in this proxy statement; and
•

the transaction of any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.  (As of the date of this proxy statement, we are unaware of any further matters to be considered at the Annual Meeting).

Who is entitled to vote at the meeting?

Our Board has set March 10, 2017 as the record date for the Annual Meeting (the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting.

How many shares can vote?

As of the Record Date, we had outstanding 98,013,126 shares of common stock, which constitute the only outstanding class of capital stock entitled to vote on the matters to be voted on at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What constitutes a quorum?

A quorum is the number of shares that must be present to take actions at the meeting. The quorum requirement for the Annual Meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy and entered to vote. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What is the difference between holding shares as a “record stockholder” and as a “beneficial owner”?

•

Record Stockholder: A record stockholder holds shares registered directly in the stockholder’s name with the Company’s transfer agent, Computershare. As a record stockholder, you have the right to provide your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners: If you hold your shares through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name”, and your bank, broker or other nominee (which is considered, with respect to those shares, the stockholder of record) is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote by completing the instructions that your bank, broker or other nominee provided to you. However, since you are not a record stockholder, you may not vote these shares in person at the Annual Meeting unless you obtain a valid proxy from your bank, broker or other nominee (who is a record stockholder), giving you the right to vote the shares.

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for a beneficial owner is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote the shares.

Banks, brokers and other nominees have discretionary voting power with respect to the approval of “routine” matters – this means that these entities may vote in their discretion on routine matters even if they haven’t received voting instructions from the beneficial owners of the shares.  For “non-routine matters,” banks, brokers and other nominees do not have discretionary voting power – this means that these entities may not vote on non-routine matters unless they have received specific voting instructions from the beneficial owners of the shares.  The result is a “broker non-vote” on the non-routine matter.

We expect that banks, brokers, and other nominees will have discretionary authority to vote your shares on three proposals:  Proposal 2 – the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017, Proposal 5 – the request for approval of the grant of discretionary authority to the Board of Directors to implement a reverse stock split of the Company’s common stock as described in Proposal 5 - and Proposal 6 - the request for approval of an amendment to the Company’s Certificate of Incorporation to reduce the number of authorized shares of the Company’s common stock from 200,000,000 to 100,000,000, contingent upon a reverse stock split being effected in accordance with Proposal 5.  Your bank, broker or other nominee will send you information on how you can instruct them to vote on these proposals. If you do not provide voting instructions, we expect that your bank, broker or other nominee will consider these proposals routine and will be permitted to vote your shares on each of these proposals.

All of the other proposals included in this proxy statement are considered non-routine matters. This means that banks, brokers and other nominees are not allowed to vote on these matters unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you information on how you can instruct them to vote on all proposals. If you do not provide voting instructions, your bank, broker or other nominee will not be permitted to vote your shares on non-routine proposals, resulting in a broker non-vote.

How many votes are needed for approval of each proposal?

•	Election of directors

The election of each of the directors requires the vote of a plurality of the votes cast at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to election of each individual director nominee. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes will not affect the outcome on the election of directors.

•	Ratification of independent registered public accounting firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. As this is a routine matter under applicable rules, your bank, broker or other nominee is expected to have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions will have no effect on the outcome of the vote; broker non-votes will not occur with respect to this proposal.

•	Consideration of non-binding “say on frequency” vote

The vote regarding the frequency of the non-binding vote on the Company’s executive compensation requires the affirmative vote for “1 YEAR”, “2 YEARS”, or “3 YEARS” by a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. In the event that none of the alternatives receives the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting, the frequency receiving the greatest number of affirmative votes will be deemed to be the preference of our stockholders, notwithstanding that such preference did not receive sufficient votes to be approved with respect to this proposal. The vote is advisory and non-binding in nature, but the Board of Directors will consider the results of the vote in determining which frequency to adopt. As this is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote against this proposal, and broker non-votes will not affect the outcome of the vote.

•	Consideration of non-binding “say on pay” vote

The vote regarding compensation of the Company’s named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As this is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote against this proposal, and broker non-votes will not affect the outcome of the vote.

•

Grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of directors in its sole discretion

The proposal to grant discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion, requires the affirmative vote of a majority of the outstanding shares entitled to vote on this proposal at the Annual Meeting. Shares not present at the meeting and shares voting “abstain” will have the effect of a vote against this proposal; broker non-votes are not expected to occur on this proposal.

•

Consideration of an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our Common Stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5, as described in this proxy statement

The proposal to approve an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our Common Stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5, as described in this proxy statement, requires the affirmative vote of a majority of the outstanding shares entitled to vote on this proposal at the Annual Meeting. Shares not present at the meeting and shares voting “abstain” will have the effect of a vote against this proposal; broker non-votes are not expected to occur on this proposal.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the Board’s six director nominees;
•	“FOR” the ratification of the appointment of KPMG LLP;
•	“1 YEAR” on the resolution regarding the frequency of the non-binding vote on the Company’s executive compensation
•	“FOR” the resolution regarding the compensation of the Company’s named executive officers;

•

“FOR” the grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion; and

•

“FOR” the approval of an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our Common Stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5, as described in this proxy statement.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be presented for stockholder action at the Annual Meeting, but if other matters are brought before the Annual Meeting or at any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

How do I cast my vote?

If you are a record stockholder, you may vote in person or by proxy at the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Annual Meeting in person:

•

By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope that we have provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card that you mail must actually be received prior to the Annual Meeting;

•	By Telephone: Call the toll-free telephone number shown on your proxy card and follow the instructions; or
•	By Internet: Visit the web site shown on your proxy card and follow the instructions. You may submit your voting instructions over the internet 24 hours a day.

If you submit your voting instructions by telephone or internet, your voting instructions must be received by 1:00 a.m., Eastern Daylight Savings Time, on May 5, 2017.

If you are not a record stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee describing how to submit your voting instructions; please follow those instructions, as they are different from the instructions provided above for record stockholders.

How will my proxy be voted?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting or any adjournments or postponements of the meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or “WITHHOLD” your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of the Board’s six director nominees;
•	“FOR” the ratification of the appointment of KPMG LLP;

•	“1 YEAR” on the resolution regarding the frequency of the non-binding vote on the Company’s executive compensation
•	“FOR” the resolution regarding the compensation of the Company’s named executive officers;
•

“FOR” the resolution regarding the grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion;

•

“FOR” the resolution regarding the approval of an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our Common Stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5, as described in this proxy statement; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting or any adjournment or postponement thereof.

Can I revoke my proxy?

Yes. If you hold your shares as a record stockholder, you may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the attention of the Company’s Secretary at the address above;
•	delivering a new proxy bearing a date after the date of the proxy that you are revoking;
•	submitting your voting instructions by telephone (prior to 1:00 a.m., Eastern Daylight Savings Time on May 5, 2017), if you previously submitted your voting instructions by telephone;
•	submitting your voting instructions by the internet (prior to 1:00 a.m., Eastern Daylight Savings Time on May 5, 2017), if you previously submitted your voting instructions by the internet; or
•	voting in person at the Annual Meeting.

Attending the Annual Meeting alone will not revoke your proxy.

If you are not a record stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions that your bank, broker or other nominee provided to revoke your proxy and submit new voting instructions.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. We will also use the services of one or more proxy solicitors, and will bear the costs of those service providers, which is not expected to be more than $15,000. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock that those owners hold of record. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

What does it mean if I get more than one proxy card or set of instructions from a bank, broker or other nominee?

Your shares may be registered in more than one account. You may submit your voting instructions with respect to each proxy card you receive and follow each set of instructions from your bank, broker or other nominee.

If I’m planning to attend the Annual Meeting, what do I need to bring with me?

We will have a list of record holders as of the Record Date. If hold your shares as a beneficial owner, you will need evidence of your stockholdings as of the Record Date to be admitted to the Annual Meeting. Representatives from the Company may ask you for a broker statement or similar evidence of your ownership of our common stock. Please don’t bring bags, purses, briefcases, or coats to the Annual Meeting as we do not allow them into the meeting room.

Where can I get help if I have questions or need additional information about the meeting?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our Investor Relations Department by telephone at (814) 278-7267 or by mail at the Company’s address at 366 Walker Drive, State College, Pennsylvania 16801. If you have general questions about the Annual Meeting, you should contact our Corporate Secretary by telephone at (814) 278-7267 or by mail at the Company’s address at 366 Walker Drive, State College, Pennsylvania 16801. In addition, information regarding the Annual Meeting is available via the internet at www.edocumentview.com/REXX.

YOUR VOTE IS IMPORTANT. IF YOU ARE A RECORD STOCKHOLDER, YOU MAY SUBMIT YOUR VOTING INSTRUCTIONS BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BANK, BROKER OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSAL ONE: ELECTION OF DIRECTORS

Each of our current directors serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated incumbent directors Lance T. Shaner, Thomas C. Stabley, Jack N. Aydin, John A. Lombardi, Eric L. Mattson, and John J. Zak to be elected by our stockholders entitled to vote at the Annual Meeting. The director nominees, if elected, will serve until the 2018 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or their earlier resignation or removal. Messrs. Shaner, Aydin, Lombardi, Mattson, Stabley and Zak have each indicated a willingness to serve as a director if elected.

If any director nominee becomes unable or unwilling to stand for election as a director, which is not currently anticipated, it is intended that the shares represented by proxies will be voted for the election of such other person or persons as the Board may nominate.

When considering whether director nominees have the experience, qualifications, attributes and skills to enable the Board to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth below. We have also provided additional information about each nominee to further illustrate the specific traits and characteristics that the Nominating and Governance Committee believes qualify these individuals to serve as directors of our Company.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s six director nominees listed below.

Lance T. Shaner

Age: 63 Primary Occupation: Chairman and Chief Executive Officer of Shaner Hotels Director Since: March 2007 Board Committees: None

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our predecessor company, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp., and from June 2011 through October 2011, he served as our Interim Chief Executive Officer. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner is also the Chairman and Chief Executive Officer of Shaner Growth Fund I LLC, Shaner Growth Fund II, LLC, a private mortgage REIT, and Shaner Capital L.P., a company formed to make preferred equity investments in small to mid-size companies. Mr. Shaner is also the Chairman of the Board of Shaner Italia, a holding company that developed the Renaissance II Ciocco Resort and Conference Center in Tuscany, Italy. Mr. Shaner previously served on the Board of Directors of C-Cor Incorporated, a publicly traded company providing integrated network solutions, from October 2003 to October 2005. Previously, Mr. Shaner developed and operated a television cable company in Western New York and Pennsylvania. Mr. Shaner received his Bachelor of Arts degree in History from Alfred University.

Qualifications. Mr. Shaner has extensive business experience as founder, Chairman and Chief Executive Officer of Shaner Hotels and related companies. His roles as a founder of the Company and director since inception provide him with a strong understanding of our industry and the challenges of managing a complex organization such as ours. Mr. Shaner has strong executive leadership skills gleaned from his roles as Chief Executive Officer for a variety of organizations and service on the boards of both public and private companies. He brings a deep understanding of the financial markets, capital raising and other major corporate transactions to our Board and, as our Chairman, provides valuable insight and strategic guidance to our management.

Thomas C. Stabley

Age: 46 Primary Occupation: Chief Executive Officer, President, and Director of Rex Energy Corporation Director Since: October 2011 Board Committees: None

Thomas C. Stabley has been President of the Company since August 2015, and Chief Executive Officer and a director of the Company since October 2011. Mr. Stabley co-founded the Company in 2004. He served as the Chief Financial Officer until October 2011, when he assumed the dual role of Chief Executive Officer and Chief Financial Officer, until relinquishing the Chief Financial Officer role in June 2012. As Chief Financial Officer, he guided the Company and its predecessors through the reorganization and consolidation that prepared the Company for its initial public offering in 2007. Prior to 2004, for predecessor companies and affiliates of Rex Energy, Mr. Stabley held executive roles in Accounting, Finance, and Acquisitions & Divestitures, culminating in the role of Vice President, Accounting and Finance, where he was responsible for all aspects of capital management, financial reporting, and corporate planning. Prior to that, Mr. Stabley served as Vice President of Accounting for Shaner Hotels, a privately held hotel company. He holds a Bachelor of Science degree in Accounting from the University of Pittsburgh.

Qualifications. In his capacity as President, Chief Executive Officer and director, Mr. Stabley serves as a critical liaison between the Board and management. His intimate knowledge of the strategic and operational priorities and day-to-day workings of our business enables him to provide the Board with essential insight and perspective. Mr. Stabley brings nearly twenty years of expertise in capital markets, financial reporting, corporate finance and strategic planning to his roles as our President, Chief Executive Officer and a director on our Board.

Jack N. Aydin

Age: 76

Primary Occupation:

Retired; previously Senior Managing Director, KeyBanc Capital Markets

Director Since:

June 2015

Board Committees:

Chairman - Nominating and Governance Committee; Member - Audit Committee and Compensation Committee

Jack N. Aydin has been a director of the Company since June 2015. Since June 2014, Mr. Aydin has also served as a director and the chairman of the compensation committee for Synergy Resources, a public oil and gas company with operations focused in the Niobrara Basin. Mr. Aydin was a senior analyst with KeyBanc Capital Markets for over 40 years, most recently serving as Senior Managing Director from 2000 until his retirement in 2014. While at KeyBanc, Mr. Aydin primarily focused his analyst coverage on the exploration and production (“E&P) sector, particularly on small and mid-cap E&P companies. In addition, he managed the KeyBanc Sales and Trading office for ten years and served as interim Director of Research in 2003. Mr. Aydin began his career in 1968 with Filor, Bullard and Smythe, where he served as both an equity research analyst and Director of Research. He currently serves as a director of Synergy Resources Corporation, and is a member of the National Association of Petroleum Investment Analysts. He holds an MBA degree in finance and economics, as well as a Bachelor of Science degree from Farleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim Seminary in Mosul, Iraq.

Qualifications. Mr. Aydin has over 45 years of experience as a financial analyst covering the oil and gas industry. Over the course of his career, Mr. Aydin has been recognized numerous times by leading financial publications for his excellence in stock selection and earnings estimations. His knowledge of the oil and gas industry, and specifically the E&P sector, as well as his deep experience in the financial and capital markets enables him to provide critical insight to the Board.

John A. Lombardi

Age: 51

Primary Occupation:

Principal, Hill, Barth & King LLC

Director Since:

April 2007

Board Committees:

Chairman - Audit Committee; Member - Compensation Committee and Nominating and Governance Committee

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when Rent-A-Center, Inc. acquired Rent-Way. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Qualifications. As a certified public account and a former Chief Financial Officer of a publicly traded company, Mr. Lombardi brings significant experience, expertise and background in financial and accounting matters to our Board. He has extensive knowledge of public company accounting, finance, internal controls and procedures and risk management that enables him to provide insight and guidance to our Board in these areas. Mr. Lombardi has been designated by our Board as an “audit committee financial expert.”

Eric L. Mattson

Age: 65 Primary Occupation: Executive Vice President – Finance, Select Energy Services, LLC Director Since: April 2010 Board Committees: Member - Audit Committee

Eric L. Mattson has been a director of the Company since April 2010. Since 2007, he has served as the Executive Vice President – Finance of Select Energy Services, LLC, a privately held oilfield service company located in Houston, Texas. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Baker Hughes Incorporated, a publicly traded provider of products and services to the oil, gas and processing industries. Since March 1995, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oilfield service and manufacturing company, and also serves as a member of its Compensation and Corporate Governance committees. Mr. Mattson received his Bachelor of Science degree in Economics and an MBA from The Pennsylvania State University.

Qualifications. Mr. Mattson has extensive experience as a Chief Financial Officer for a variety of organizations, both public and private. He brings strong executive leadership skills and a deep understanding of strategic planning, financial reporting, mergers and acquisitions and risk management to our Board, as well as significant experience gained from serving on the board of another public company in a related industry. His knowledge of the oil and gas industry as well as the financial and capital markets enables him to provide critical insight to the Board. Mr. Mattson has been designated by our Board as an “audit committee financial expert.”

John J. Zak

Age: 56 Primary Occupation: Partner, Law Firm of Hodgson Russ, LLP Director Since: November 2010 Board Committees: Chairman - Compensation Committee; Member - Nominating and Governance Committee

John J. Zak has been a director of the Company since November 2010. Mr. Zak has been a partner in the law firm of Hodgson Russ LLP since 1990, concentrating his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak has over 25 years of experience in North American capital markets, regularly counseling U.S. and Canadian businesses on U.S. securities and corporate law matters. He is a member of the New York State Bar Association and the American Bar Association. Mr. Zak received his Bachelor of Arts degree from the State University of New York at Buffalo and his J.D. from Cornell Law School.

Qualifications. Mr. Zak has extensive experience in providing strategic counsel and legal advice to public and private companies engaged in major corporate and capital raising transactions and securities offerings. He also brings strong leadership skills and a deep understanding of public company governance, mergers and acquisitions, and executive compensation arrangements to our Board. His expertise in corporate law and governance, securities regulation and compliance enable him to provide our Board with valuable insight and perspective.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Our Board currently consists of six directors, five of whom are independent.  Prior to our 2016 Annual Meeting, our Board consisted of eight members.  Two directors, John W. Higbee and Todd N. Tipton, retired from their positions on the Board in May 2016.

Under our corporate governance policy, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which the director is a member.

In 2016, the Board held 11 meetings, including regularly scheduled and special meetings, in person and via teleconference. In 2016, each director attended more than seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served. It is the Company’s policy that, to the extent reasonably practicable, Board members should attend stockholder meetings. All current directors attended our 2016 Annual Meeting of Stockholders.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The criteria for determining director independence are set forth in our Corporate Governance Guidelines, which are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. Our Corporate Governance Guidelines conform to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that all of our directors with the exception of Mr. Stabley are independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter that the Board adopted. All of the charters are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. You may also obtain a copy of our charters upon written request to our Investor Relations Department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. The Board then designates or confirms committee members and they serve until their successors are selected and qualified or until their earlier death, retirement, resignation or removal. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
Jack N. Aydin	Chair	Member	Member
John A. Lombardi	Member	Member	Chair
Eric L. Mattson	—	—	Member
John J. Zak	Member	Chair	—

On a periodic basis, the Board reviews the composition of the Board committees and discusses the need or desire for changes or additions to the committees.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring (subject to ratification by our stockholders) the independent public accountants to audit our financial statements;
•	establishing the scope of, and overseeing, the annual audit;
•

assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function;

•

overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our Company.

The Audit Committee consists of Messrs. Aydin, Lombardi (Chair), and Mattson. The Board has determined that all members of the Audit Committee meet the independence criteria prescribed by the applicable regulations and rules of the Securities and Exchange Commission (the “SEC”) and are “independent directors” within the meaning of applicable NASDAQ listing standards. In addition, the Board has determined that Messrs. Lombardi and Mattson each:

(i)	meet NASDAQ’s financial literacy requirements;
(ii)	qualify as “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC; and
(iii)	meet NASDAQ’s financial sophistication requirements.

In 2016, the Audit Committee held eight meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Compensation Committee

The Compensation Committee establishes our Company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our Company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers, including our Chief Executive Officer;
•	assisting in developing and reviewing the annual performance goals and objectives for our executive officers, including our Chief Executive Officer;
•	assessing the adequacy and competitiveness of our executive compensation program;
•	administering our incentive compensation program and equity-based compensation plans;
•	reviewing and recommending compensation for our nonemployee directors;
•	preparing the Compensation Committee report to be included in our annual proxy statement; and
•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and may use customized data that compensation consultants provide and non-customized survey data in connection with its decisions on executive compensation matters.

The Compensation Committee consists of Messrs. Aydin, Lombardi and Zak (Chair). None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the applicable independence requirements of the NASDAQ listing standards in effect as of the date of this proxy statement. Additionally, all of the members of the Compensation Committee qualify as “nonemployee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. In 2016, the Compensation Committee held five meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2016 requiring disclosure pursuant to SEC rules. Additionally, in 2016, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer of that entity served on the Compensation Committee or Board.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board. It is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our Company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;
•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;
•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re-nominate any such individual for election or reelection;
•

assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;
•	recommending committee members to the Board; and
•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

In circumstances where the Chairman is not independent, our Corporate Governance Policy provides that the Chairman of the Nominating and Governance Committee also act as the Presiding Independent Director for meetings of the independent directors (unless another independent director is selected for this role by the independent directors).  Currently our Chairman, Mr. Shaner, is classified as an independent director, and as such, Mr. Shaner presides over all executive sessions of the independent directors.

The Nominating and Governance Committee consists of Messrs. Aydin (Chair), Lombardi and Zak. In 2016, the Nominating and Governance Committee held four meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Director Compensation in 2016

Under our director compensation plan, each nonemployee director receives a cash retainer, paid monthly, and one or more annual equity awards.  The amounts of these retainers and awards are reviewed each year, and reviewed against our compensation similarly situated companies and the industry periodically, but usually once every two years.

Cash Compensation

For 2016, the Compensation Committee, which administers the director compensation plan, considered a number of factors when setting director compensation, including the depressed commodity environment, fiscal challenges faced by the Company, and cost control initiatives undertaken by the Company and its employees.  As further described in the Compensation Discussion and Analysis, management recommended, and the Compensation Committee approved, among other things, a temporary 5% decrease in base salaries for all employees of the Company that took effect in February 2016.  In solidarity with the employees, the Compensation Committee also decreased the cash retainer for the non-employee directors by 5%.  In 2015, the monthly cash retainer was $6,000; in 2016, that amount was reduced to $5,700.

As a further effort to support the Company, management, and our employees during challenging times, Messrs. Shaner and Zak entirely waived their cash retainers for portions of the year.  Actual amounts paid to our non-employee directors are included in the table below.

Director Equity Grants

Under the director compensation plan, each non-employee director is entitled to receive an annual equity award.  Prior to 2015, the annual awards had a grant date fair value of $100,000.  In September 2015, in recognition of the difficult conditions facing the Company and the oil and gas industry, the Compensation Committee reduced the value of annual nonemployee director awards to $80,000.  In September 2016, the Compensation Committee again considered industry conditions and the Company’s circumstances, and responded to those factors with a one-time significant reduction in the value of annual nonemployee director awards; the Committee approved awards of three-year, ratably vesting time-based restricted stock and phantom stock for each of the nonemployee directors valued at $30,000. The awards are split 60% restricted stock and forty percent phantom stock. The phantom stock is payable in cash upon vesting. Awards of phantom stock were included to allow the nonemployee directors, for whom the Company does not withhold taxes, to meet their tax obligations if and when the awards vest. The restricted stock and phantom stock are subject to the same vesting requirements and the phantom stock will vest only if and when the underlying restricted stock vests.

The following table sets forth certain information regarding non-employee director compensation for 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Lance T. Shaner	$23,100	$30,000	$53,100
Jack N. Aydin	$68,700	$30,000	$98,700
John A. Lombardi	$68,700	$30,000	$98,700
John J. Zak	$34,500	$30,000	$64,500
Eric L. Mattson	$68,700	$30,000	$98,700

(1)	Messrs. Shaner and Zak voluntarily waived their cash retainers for portions of 2016 in an effort to support the Company, management and our employees.
(2)

Represents the grant date fair value of awards granted during 2016, as determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in Note 15, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Name	Number of Time-Based Restricted Stock Awards Outstanding at Year-End	Number of Performance- Based Restricted Stock Awards Outstanding at Year-End	Number of Phantom Stock Awards Outstanding at Year-End	Number of Option Awards Outstanding at Year-End
Lance T. Shaner	50,139	—	33,427	22,734
Jack N. Aydin	50,583	—	33,723	—
John A. Lombardi	50,139	—	33,427	72,734
John J. Zak	50,139	—	33,427	—
Eric L. Mattson	50,139	—	33,427	7,387

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our Company and our stockholders. In this regard, the Board has, among other things, adopted:

•	Corporate Governance Guidelines;
•	a code of business conduct and ethics for directors, officers and employees;
•	procedures regarding stockholder communications with the Board and its committees; and
•	written charters for the Board’s Audit, Compensation and Nominating and Governance Committees.

The Board reviews and modifies our policies and procedures as necessary to comply with any new requirements of the SEC or NASDAQ, and periodically to reflect evolving standards in corporate governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set out our Company’s guidelines regarding, among other things, the Board’s composition, leadership, our Presiding Independent Director, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of the Corporate Governance Guidelines is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Business Conduct and Ethics for Directors, Officers and Employees

The Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees (the “Code of Ethics”). The purpose of the Code of Ethics is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

We encourage any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence unless the correspondence is deemed to be of a commercial nature or to relate to an improper or irrelevant topic. The Company’s principal address is: Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the flexibility to decide whether it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman. We currently have a separate Chairman and Chief Executive Officer. Lance T. Shaner serves as our Chairman, and Thomas C. Stabley serves as our President and Chief Executive Officer. The Board has determined that having a separate Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Separating these positions allows our President and Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman to focus on the general policy for the Company and to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort, and energy that the President and Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board itself oversees operating risk management, with operational and strategic reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain Committees of the Board. The Audit Committee assists the Board of Directors in overseeing financial, compliance and reporting risk. The Compensation Committee assists the Board in overseeing risks related to our compensation programs and employee relations. Our Board also receives regular reports from Thomas C. Stabley, our President, Chief Executive Officer and a director, and other members of our senior management who supervise various aspects of our business, including operations, finance, legal, regulatory and compliance, investor relations, enterprise risk management and safety and environmental.

Commodity risk is a significant component of the overall risk profile for our Company. The Board oversees the Company’s management of commodity price risk through regular reviews of the Company’s derivatives strategy with executive management and oversight of the Company’s policies and practices. As part of its risk oversight, in response to the volatile commodities markets that continued throughout 2016, and specifically with respect to oil, natural gas, and natural gas liquids prices, our Board requested third party advisors and financial consultants to present at each in-person Board meeting regarding the commodities markets, trends and past performance, the Company’s derivatives and hedging profile and practices, and other similar matters. In addition, management conducted frequent teleconferences with the Board in between meetings to, among other things, keep the Board updated and apprised of changes in the commodities environment and potential impacts to the Company.

The Audit Committee of the Board is charged by its charter with the responsibility to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control these exposures and the Company’s litigation management and insurance management processes. The Audit Committee regularly updates the Board about the Committee’s activities and makes appropriate recommendations. Additionally, at certain Audit Committee meetings, management presents one or more particular areas of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. In carrying out its duties and responsibilities, the Audit Committee is tasked with designing its policies and procedures to be flexible and to ensure that the corporate accounting, financial reporting and disclosure practices of the Company are appropriately tailored for the Company’s specific business and financial risks. The Audit Committee also regularly inquires as to whether the independent or internal auditors have any concerns regarding the possibility of significant accounting or reporting risks or exposures, the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments. The Audit Committee works with management in addressing its policies, strengths and weaknesses in each area presented or separately assessed.

Risk Assessment Regarding Compensation Policies and Practices

The Compensation Committee of the Board is responsible for the oversight and evaluation of risks related to our compensation programs. The Compensation Committee reviews and assesses our compensation policies and practices on an ongoing basis, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. Management assists the Compensation Committee as requested, and the Compensation Committee also engages consultants and advisors as needed to assist with the design and evaluation of our compensation programs. The Compensation Committee has concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our strategic plans and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In addition to the formal compliance programs described above, the Board, the Audit Committee, and the Compensation Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee periodically re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board. In carrying out its function to nominate candidates for election to our board, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, as well as other differentiating characteristics – all in the context of the requirements of our Board at that point in time.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”), which has been the independent auditor for the Company since March 23, 2011, has been selected by the Audit Committee as our independent registered public accounting firm for the year ending December 31, 2017. We are asking stockholders to ratify this selection. Although we are not required to obtain stockholder ratification of the selection of KPMG, our Board believes that the selection of an independent registered public accounting firm is an important matter to stockholders, and considers a proposal for stockholders to ratify such selection as an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board unanimously recommends a vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

The following table summarizes the aggregate fees billed to us during the years ended December 31, 2015 and December 31, 2016 by KPMG ($ in thousands).

	Year Ended December 31,
	2015	2016
Audit fees(1)	$739	$989
Audit-related fees	—	—
Tax fees(2)	54	22
All other fees	—	—
	$793	$1,011

1)

Audit fees consist of amounts billed for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including (among other things) filings of registration statements, for the years ended December 31, 2015 and December 31, 2016.

2)	Tax fees consist of amounts billed for tax compliance and consultation services, including the preparation of state and federal tax returns.

Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to select, appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence and determined that the nature and substance of any non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors provides assistance to the Board in, among other matters, fulfilling its responsibility relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Committee:

•	discussed these financial statements with the Company’s management and KPMG, the Company’s independent registered public accounting firm;
•

discussed with KPMG those matters required to be discussed under Auditing Standards No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•

received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG their independence.

Based on the review and discussions referred to above, the Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

The Committee has selected and engaged KPMG as the Company’s independent registered public accounting firm to audit and report to the Company’s stockholders on the Company’s financial statements for the year ending December 31, 2017.

This report is submitted by the members of the Audit Committee.

John A. Lombardi (Chair)
Jack N. Aydin
Eric L. Mattson

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of the Company. The biography for Thomas C. Stabley, who is both a director and an executive officer of the Company, may be found in the biographical information included for each of the director nominees.

Name	Age	Position with the Company
Thomas C. Stabley	46	President and Chief Executive Officer
Thomas G. Rajan	53	Chief Financial Officer
Robert W. Ovitz	58	Chief Operating Officer
Curtis J. Walker	35	Chief Accounting Officer
David E. Pratt	65	Senior Vice President, Exploration Manager
F. Scott Hodges	48	Senior Vice President, Land and Business Development
Jennifer L. McDonough	45	Senior Vice President, General Counsel and Secretary

Thomas G. Rajan has served as our Chief Financial Officer since February 2015. Before joining the Company, from June 2012 to February 2015, Mr. Rajan was managing partner of High View Energy LLC, a Fort Worth based private company focused on exploration and production. Prior to that, Mr. Rajan was Managing Director of KeyBanc Capital Markets, where he spent eight years in investment and corporate banking roles, ultimately leading the Oil and Gas Investment Banking and Corporate Banking practices. Prior to his time at KeyBanc, Mr. Rajan held various corporate finance roles with Comerica Bank, Cross Timbers Oil Company and JP Morgan Chase. Mr. Rajan holds a Bachelor of Science degree in Electrical Engineering and a Masters of Business Administration, both from Texas Tech University.

Robert W. Ovitz has served as our Chief Operating Officer since July 2015. He joined the Company in the fall of 2014 and, prior to his promotion, served as the Senior Vice President, Operations. Before joining Rex Energy, he spent 13 years with Noble Energy, Inc. (including three with Patina Oil & Gas, purchased by Noble in 2005), ultimately serving as Senior Operations Manager for Noble’s joint venture in the Marcellus Shale in Pennsylvania and West Virginia. In that capacity, Mr. Ovitz launched Noble’s presence in the Marcellus, building and leading an operational team from commencement of operations to producing over 300 MMcfe/d within three years. Prior to Noble, Mr. Ovitz held various senior management, drilling, and other engineering and technical roles for Patina Oil & Gas (three years), Questar Exploration & Production Company (one year), Amoco UK, and Amoco Production Company (combined 18 years). He holds a Bachelor of Science degree in Petroleum Engineering from Marietta College and a Master of Business Administration from the University of Denver.

Curtis J. Walker has served as our Chief Accounting Officer since May 2012 and also served as our Interim Chief Financial Officer in January 2015 prior to Mr. Rajan’s appointment. Prior to becoming Chief Accounting Officer, Mr. Walker served as Vice President, Accounting of Rex Energy beginning in November 2009. Mr. Walker joined the Company in 2007 and served in a number of financial positions with increasing responsibility, including Director of Accounting, before being promoted to Vice President, Accounting. Throughout his tenure with the Company he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, insurance and financial and risk management. Prior to joining Rex Energy, Mr. Walker spent four years with YRC Worldwide (a publicly traded Fortune 500 trucking and transportation company). During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller. Mr. Walker serves as the Company’s principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

David E. Pratt has served as our Senior Vice President, Exploration Manager of the Company since October 2010. Prior to that, he was Vice President, Exploration Manager for Rex Energy from April 2008 to September 2010. Before joining Rex Energy, Mr. Pratt was a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November

1999. Earlier in his career, Mr. Pratt spent over eight years as a regional exploration and development geologist for Cabot Oil and Gas Corporation (an independent exploration and production company) working in its Appalachian Basin operations. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

F. Scott Hodges has served as our Senior Vice President, Land and Business Development since March 2014. He has served as our Senior Vice President, Land since October 2011 and, prior to that, was our Vice President, Land from June 2010 through September 2011. He is responsible for the acquisition and management of oil and gas, mineral and surface rights necessary for the continued growth of the Company, and oversees all business development, joint venture, and A&D transactions for the Company. Prior to joining Rex Energy, Mr. Hodges served in management positions of increasing responsibility for Consol Energy (a publicly traded diversified energy producer), which he joined in 1997, culminating with the position of Regional Land Manager.

Jennifer L. McDonough has served as our Senior Vice President, General Counsel and Secretary since March 2014. She joined Rex Energy as Vice President, General Counsel and Secretary in April 2011. Before joining the Company, Ms. McDonough was Assistant General Counsel and Assistant Secretary for Kennametal Inc. (a global manufacturer and provider of engineered products and solutions) from May 2005 through April 2011. Prior to that, Ms. McDonough was in private practice with Morgan, Lewis & Bockius, LLP, an international law firm, where she concentrated on business and finance matters, mergers, acquisitions and divestitures, securities, private equity and corporate governance. Ms. McDonough holds a Bachelor of Science in Psychology from the University of Pittsburgh and a Juris Doctorate, magna cum laude, from Duquesne University.

PROPOSAL THREE: ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation (commonly referred to as “say-on-pay”) should be held every one, two or three years.  This non-binding, advisory resolution is commonly referred to as “say-on-frequency.”  We last submitted a say-on-frequency resolution for a stockholder vote in 2011. At that time, our Board recommended, and our stockholders voted in favor of, including an advisory “say-on-pay” resolution in our proxy statement for our annual meeting of stockholders every year.

To satisfy the requirements of Section 14A, we are asking our stockholders to vote on the following advisory resolution:

Resolved, that the stockholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

When voting on this resolution, you should mark your proxy for “1 YEAR”, “2 YEARS” or “3 YEARS” based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain. The preference receiving the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will be approved. In the event that none of the alternatives receives the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting, the frequency receiving the greatest number of affirmative votes will be deemed to be the preference of our stockholders, notwithstanding that such preference did not receive sufficient votes to be approved with respect to this proposal.

Abstentions will have the effect of a vote against this proposal, and broker non-votes will not affect the outcome of this proposal.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question. However, the Board continues to believe that an annual vote is appropriate to give stockholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.

The Board unanimously recommends a vote for “1 YEAR” for an annual advisory vote regarding the Company’s executive compensation.

PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement. Stockholders are being asked to vote on the following advisory resolution:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables, and accompanying narrative disclosures contained in the Company’s proxy statement for its 2017 annual meeting of stockholders.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and positions the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of the annual incentive award program and the terms of long-term incentive awards, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.  Abstentions will have the effect of a vote against this proposal, and broker non-votes will not affect the outcome of this proposal.

The Board unanimously recommends a vote “FOR” approval of the resolution set forth above.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of and information related to our compensation program and policies for our named executive officers. Our compensation program for named executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of three independent directors. Our “named executive officers” for 2016 were:

(a)	Thomas C. Stabley, our Chief Executive Officer;
(b)	Thomas G. Rajan, our Chief Financial Officer;
(c)	Robert W. Ovitz, our Chief Operating Officer;
(d)	F. Scott Hodges, our Senior Vice President, Land and Business Development; and
(e)	Jennifer L. McDonough, our Senior Vice President, General Counsel and Secretary;

In the discussion that follows in the Compensation Discussion and Analysis, we sometimes refer to our named executive officers as “executives” and to the Compensation Committee as the “Committee”. In general, the process followed by our Compensation Committee is similar for all of our executives; where it differs in any material respect, we will identify the differences in the discussion.

Executive Summary of Compensation Decisions 2016 through Present

2016 brought continuing challenges to the oil and gas industry, with severely depressed commodities prices affecting production levels, investment decisions, and capital budgets across the exploration and production sector.  Recognizing the “lower for longer” commodities environment, our Board and management undertook decisive actions to mitigate the impact of lower realized prices and constrained liquidity.  We proactively managed our hedge portfolio, instituted additional cost control initiatives, directed development capital to the preservation of core assets, divested certain non-core assets, and engaged in strategic transactions to provide liquidity for our operations.

Despite the challenging environment, we successfully completed a number of significant initiatives throughout the year:

•

In March 2016, we announced a $175 million joint exploration and development agreement for the development of our core Moraine East Area, substantially reducing our net capital expenditures for the exploitation of these key assets;

•

In March 2016, we completed a $633 million exchange of unsecured senior notes for second lien secured senior notes, which provided significant interest savings for the Company for a period of 18 months;

•	In August 2016, we closed the sale of our Illinois Basin assets, using the proceeds of approximately $40 million to supplement our liquidity;
•	We underwent four borrowing base redeterminations under our Amended and Restated Credit Agreement, setting and then maintaining our borrowing base level at $190 million; and
•

We engaged in various debt-for-equity/equity-for-equity exchanges, reducing our outstanding 6.0% Series A Preferred Stock from 16,100 shares to 3,987 shares and our senior debt by approximately $74.4 million.

Intense focus on these and other operational initiatives enabled us to execute our development plan and increase 2016 average daily production by 6.3% compared to 2015.  We also decreased our operating expenses and general and administrative expenses from 2015 levels.  However, negative market and business conditions continued to pressure our revenues, liquidity, and stock price.  We took extensive actions to control our costs, both operational and general/administrative, negotiating reduced pricing and new payment terms with vendors, reducing our workforce for the second consecutive year, implementing reductions in compensation levels, and suspending non-essential travel and professional development, among other things.

All of these factors affected the Compensation Committee’s executive compensation decisions for 2016 and to date in 2017. The decrease in revenues and reduced scope of our operations warranted a corresponding decrease in headcount and the imposition by the Committee of company-wide austerity measures. In addition, the Committee determined that certain components of executive compensation should be reduced in light of reduced revenues and stock performance. Balanced against the depressed commodities and operating environment was our need to safely and efficiently continue our development efforts, preserve our liquidity and core strategic assets, and retain our key employees to enable us to succeed in those efforts. These factors also influenced the Committee as it sought to craft a meaningful executive compensation program that was both consistent with our objectives and appropriately responsive to the business conditions we were facing.

We have listed the highlights of the Compensation Committee’s executive compensation decisions below, and provide additional details about each where appropriate in this Compensation Discussion and Analysis, in the accompanying Executive Compensation tables, and elsewhere in this proxy statement.

•	Base salaries, which in 2015 were frozen at 2014 levels, were further reduced by 5% for all employees;
•

The Committee reduced non-employee director cash compensation by 5% in solidarity with the Company’s employees; and significantly decreased the value of the annual equity awards to non-employee directors for the second consecutive year;

•	We suspended our 5% match for the 401(k) plan;
•	The annual incentive program (“AIC” – our performance-based bonus plan) for 2016 was suspended, and no discretionary bonuses were approved for 2016;
•

Long-term incentive targets for all participants in the 2016 long-term incentive program were significantly reduced, with a corresponding significant reduction in grant date fair values of awards versus 2015 levels;

•

Due to the difficulty of crafting meaningful long-term performance goals for our three-year performance awards, the Committee approved awards of stock options in March 2016; however, the number of stock options awarded to each participant and the grant date fair values of the awards were further reduced from prior year performance award levels;

•

The Committee approved a one-time restricted stock award for certain executives and LTIP participants to recognize their contributions to refinancing initiatives and the successful closing of our new joint development arrangement; and

•

After the successful completion of the Illinois Basin divestiture, to recognize the contributions of our employees to that and other strategic initiatives, the Committee approved the reinstatement of base salary levels for employees other than the named executives in September 2016.  Executive base salaries were not restored in 2016.

In summary, the Compensation Committee recognized that the Company continued to experience challenges in 2016, and took decisive action to appropriately respond to changing business conditions.  Executive, non-executive, and non-employee director compensation programs were all adjusted and reduced, as the Committee considered appropriate, to support the Company’s cost containment efforts during the downcycle. While our entire team recognized the necessity for these actions, and supported further shared sacrifices if they became necessary, certain of the measures had a considerable, negative impact on our employees, which the Committee fully appreciated. The Committee re-evaluated our compensation programs and business conditions throughout 2016, and further adjusted or reinstated compensation levels for employees other than the named executives as conditions improved.  To date in 2017, the Committee has continued this measured approach, and has adjusted compensation programs and levels only in response to improvements in our business and financial condition.

Compensation Objectives and Philosophies

Our executive compensation program was developed in accordance with the objectives and philosophies established by our Compensation Committee. Our program is designed to:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;
•	motivate and reward executives whose knowledge, skills and performance are critical to our success;
•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;
•

provide a competitive compensation package that is weighted heavily toward pay for performance and in which total compensation is primarily determined by Company and individual results and the creation of stockholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;
•	foster a shared commitment among our executives by coordinating company and individual goals; and
•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for evaluating and determining the compensation of our Chief Executive Officer and evaluating and approving the compensation of our other executives. The Compensation Committee reviews our executive compensation program at least annually to ensure that it remains consistent with, and promotes the achievement of, our objectives and philosophies. If business conditions warrant, as they did in 2015 and 2016, the Compensation Committee assesses our compensation program more frequently, and makes adjustments as needed to respond to changing conditions.  Each year, the Compensation Committee evaluates and approves the individual elements of total compensation to be paid to our executives. In connection with its evaluation, the Compensation Committee typically examines and considers our performance during the previous year, as well as other factors described in the following discussion, to establish compensation levels.

For our executives (other than the Chief Executive Officer), the Compensation Committee solicits and receives the input of our Chief Executive Officer as to compensation levels. Our Chief Executive Officer annually reviews the performance of each executive with the Compensation Committee and makes recommendations to the Compensation Committee regarding various elements of compensation for each executive. For the Chief Executive Officer, the Compensation Committee is the sole body that makes compensation decisions. For all of our executives, the Compensation Committee may also review data that our human resources department compiles or that we obtain from surveys or other third party sources, such as compensation consultants, with respect to the executive compensation policies of our similarly situated companies and industry practices.

The Compensation Committee has the flexibility to exercise discretion when making compensation decisions for our executives. To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should compensate our executives each year relative to market pay levels and the internal pay levels of our executives. To help us craft what we believe to be responsible market pay practices, the Compensation Committee takes into account both external and internal factors. External factors may include concepts like market pay levels within our industry and the competitive landscape for executive talent, and the Compensation Committee receives reports on these matters as requested. In 2016, external factors also included the general state of the oil and gas industry, the challenging commodities markets, our pursuit and execution of certain strategic initiatives, and the impact of those dynamics on our financial position, stock price and performance. Internal factors may include concepts like:

•	the executive’s contributions and performance;
•	the executive’s roles and responsibilities, including the executive’s tenure in such role;
•	the Company’s need for the executive’s skills;
•	the executive’s experience and management responsibilities;
•	market levels of compensation for positions comparable to the executive’s position;
•	the executive’s prior compensation amount and mix; and
•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee does not necessarily give any one of these factors more weight than others, but may consider some or all of them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based award, a cash award or a combination of both. We believe that a significant portion of each executive’s compensation should be at risk and performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of an item may have a disproportionate or distortive impact on our financial results in any given year. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance and its impact on our annual and long-term incentive compensation. The Compensation Committee may exclude certain accounting measures and unusual or extraordinary items in determining whether a financial performance level or target has been met when doing so is consistent with our compensation objectives.

In connection with the 2016 Annual Meeting of Stockholders, our stockholders were given an opportunity to approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers for 2015-2016 (the “Advisory Vote”). We were pleased that the Advisory Vote resulted in over 94% approval of our executive compensation, but we did not make any specific compensation decisions for 2016 based on this result. The Compensation Committee believes the results of the Advisory Vote demonstrate a high degree of stockholder support for our executive compensation objectives, philosophies and design. As a result, the Compensation Committee currently intends to continue to use these objectives and philosophies in making future compensation decisions. Each year, the Compensation Committee will consider the results of the annual “say on pay” vote in evaluating our executive compensation practices.

Role of Pay Governance

Since 2012, the Compensation Committee has engaged Pay Governance, an independent compensation consultant, to provide advisory services as requested to the Compensation Committee in connection with its evaluation of our nonemployee director and executive compensation programs, and to assist it in making compensation decisions for our executives.

In 2016, the Compensation Committee also engaged Pay Governance to assist us with the design and implementation of our 2016 Long-Term Incentive Plan (the “2016 Plan”).  The 2016 Plan replaced our Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”), and is the only active long-term incentive plan for the Company.

In past years, Pay Governance has assisted the Compensation Committee with the development of a customized peer group from which data was used in reviewing the Company’s overall executive compensation program.  With the turbulent conditions in the oil and gas industry over the past several years, it became apparent in 2015 and again in 2016 that peer data from our former peer group is not meaningful for the Company.  Certain of the former peers have been delisted, others have entered bankruptcy or have otherwise restructured their operations as a result of the industry downturn.  The Compensation Committee did not use our former peer group data for compensation decisions in 2016, and will re-evaluate appropriate peers, with the assistance of its compensation consultant, as needed in the future.

In addition to compensation input, plan design, and advice regarding peer group composition and refinement, the Committee periodically engages Pay Governance for assistance or counsel regarding non-employee director compensation and other compensation programs. Representatives from Pay Governance will attend our Committee meetings when requested and advise or consult with our Committee Chairman on specific questions, as needed.

Overview of Process for 2016

The Compensation Committee typically conducts its assessment of executive compensation over the course of several meetings that occur September through December, and then makes final decisions on executive compensation for the new year at the first quarter Compensation Committee meeting.  In fall and winter of 2015, although the Committee received information to assist with its annual assessment, given business conditions and our financial position, neither management nor the Committee believed it appropriate to consider comprehensive executive compensation changes for 2016.

In the first quarter of 2016, the Compensation Committee reviewed final data for 2015 as it related to our annual incentive plan and long-term incentive programs, including Company performance and individual performance reviews for all executives. The Committee also considered various cost reduction proposals and management initiatives that would impact staffing levels and operations for 2016, including a reduction in our workforce.  The Committee’s actions at the first quarter meeting were limited to approvals of certain of the cost reduction proposals, including a 5% reduction in base salaries for all employees, a 5% reduction in the non-employee director cash retainer, and suspension of our 401(k) match, and approvals of annual option grants and special restricted stock awards, which were awarded for both retention and recognition purposes.  In addition to the information customarily provided at meetings, the Committee requested management to provide regular updates on staffing levels, employee engagement, retention challenges, attrition, and progress against the cost control initiatives at every regular and special meeting in 2016.  Throughout 2016, the Committee took various actions with respect to executive and non-executive compensation as it deemed necessary or appropriate to address changing business conditions.  We’ve described those changes for each component of executive compensation under the applicable headings in this Compensation Discussion and Analysis.

Elements of Our 2016 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies we previously described. We have summarized the basic elements of our executive compensation program for 2016 below. A detailed description of the compensation that we paid to our named executive officers can be found below under “2016 Compensation Program” and in the compensation tables in the “Executive Compensation” portion of this proxy statement.

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and Company performance for a one-year period	To motivate and reward achievement of personal goals, and Company-wide or business unit strategic, financial or operating goals
Long-Term Incentives

2016 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the Company’s stockholders
Retirement Benefits

Retirement Savings Plan	A market-competitive 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary Company matching contribution	To attract and retain talented executives, given that most of our competitors provide a 401(k) plan
Employment and Severance Benefits

Employment Agreements	Agreements with certain of our named executive officers providing for minimum salary, incentive opportunities and severance benefits

Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation covenants (See also “ Potential Payments Upon Termination or Change in Control ”)

Executive Severance Policy

A policy that provides for severance payments and certain other benefits to designated executives whose employment is terminated as a result of position elimination, a restructuring of the Company or a reduction in force

To attract and retain talented executives and to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation (See also “ Potential Payments Upon Termination or Change in Control ”)

Elements of Compensation Program	Description	Key Objectives Promoted

Executive Change in Control Policy	Provides payment of salary continuation and certain other benefits to designated executives whose employment with the Company is terminated as a direct result of a Change of Control of our Company

To attract and retain talented executives and to protect the Company’s interests through restrictive post-employment covenants, including non-solicitation (See also “ Potential Payments Upon Termination or Change in Control ”)

Other Benefits and Perquisites

Health and Welfare Benefits	Customary medical, dental and vision care coverage, disability insurance and life insurance benefits	To attract and retain talented executives and employees, as most companies of our size provide similar benefits

Perquisites	Includes use of mobile phones, and for certain of our executives, automobile allowance or use of Company vehicles	To enhance our ability to attract and retain talented executives

2016 Compensation Program

Annual Base Salary

In 2015, in the midst of a rapid and steep decline in the commodities markets and overall oil and gas industry, the Compensation Committee decided to freeze base salaries for our executives at 2014 levels.  This action was one of many cost control initiatives undertaken by the Company in response to deteriorating market conditions.  Management and the Board continued to closely monitor the commodities markets and the potential impacts to the Company during 2016. As the market environment had not improved in early 2016 when compensation decisions were considered, management recommended, and the Compensation Committee approved, a temporary 5% base salary decrease for all employees of the Company, including all executives. Salaries were restored for employees other than the named executives in the third quarter of 2016. The 5% reduction remained in effect for the named executives and certain other officers of the Company throughout 2016.

The following table indicates the base salaries of our named executive officers as of December 31, 2016:

Name	2015 Base Salary	2016 Base Salary	Percentage Change from 2015 to 2016
Thomas C. Stabley(1)	$520,000	$494,000	-5.00%
Thomas G. Rajan(1)	$360,006	$342,014	-5.00%
Robert W. Ovitz(1)	$360,006	$342,014	-5.00%
F. Scott Hodges(1)	$277,202	$263,349	-5.00%
Jennifer L. McDonough(1)	$277,035	$263,182	-5.00%

(1)	5% pay decrease effective February 1, 2016.

Annual Incentive Compensation

As discussed above, we did not pay cash-based annual incentive compensation for 2016.

As part of our executive compensation program, each executive has a target for annual incentive compensation as set forth in the table below:

Name	Target Award as a % of Base Salary
Thomas C. Stabley	100%
Thomas G. Rajan	85%
Robert W. Ovitz	85%
F. Scott Hodges	60%
Jennifer L. McDonough	55%

In 2016, our executives were eligible for cash-based annual incentive compensation awards only to the extent an annual incentive program was approved by the Committee. In December 2015, when management and the Committee would have ordinarily previewed the proposed annual incentive program for 2016 and discussed goals and performance targets, management proposed and the Committee agreed that business conditions did not merit the implementation of an annual incentive program for 2016.  The Committee indicated that it would reconsider this decision at its first quarter 2016 regular meeting.

In March 2016, recognizing that continued volatility in the oil and gas markets, together with the success or failure of multiple strategic initiatives the Company was pursuing for the year, would likely require the Company to adjust its operations and capital plans for 2016 on a quarterly basis, the Committee finally determined that an annual incentive plan was implausible and that any bonuses for 2016 would be entirely at the Committee’s discretion.

At the March 2017 meeting, management did not propose and the Committee did not consider payment of discretionary bonuses based upon 2016 Company or individual performance.  As a result, no payments for bonus or annual incentive compensation for 2016 are reflected in the Summary Compensation Table.

Long-Term Incentive Compensation

The Compensation Committee believes that long-term equity incentive awards are an important component of our overall executive compensation program. The Committee considers grants of long-term equity incentive awards to our executives and all other participants on an annual basis and as needed throughout the year for recognition, promotion, motivation and retention. Under our 2016 Long-Term Incentive Plan, which was approved by our stockholders in May 2016, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, or other equity or cash awards to participants in our long-term incentive program.

The Compensation Committee reviews the design of our long-term incentive program at least annually to evaluate its effectiveness in aligning the interests of our management with those of our stockholders and promoting the goals of the Company. As a result of those reviews, the Committee periodically adjusts the design of the program to reflect the changing needs of our Company, address trends in our industry, or otherwise to promote the program’s effectiveness.  The Compensation Committee establishes what it believes to be competitive target long-term incentive opportunities for each of our executives based on its review of similarly situated companies and industry data in an attempt to align total direct compensation with that of other companies in our industry. Long-term incentive opportunities may be dollar denominated or expressed as a percentage of base salary.

The following table sets forth target and exceeded long-term incentive opportunities for our named executives:

Officer	Target Level Award	Exceeded Level Award
Thomas C. Stabley	$1,600,000	$2,400,000
Thomas G. Rajan	$600,000	$898,500
Robert W. Ovitz	$666,333	$999,500
F. Scott Hodges	$525,000	$787,500
Jennifer L. McDonough	$475,000	$712,500

In 2016, our lower stock price acted as a constraint on our long-term incentive program.  Our Compensation Committee recognized the need to prudently manage our share reserve under the 2016 Long-Term Incentive Plan, and balanced those concerns against our desire to provide meaningful long-term incentive awards for motivation and retention.  As further explained below, actual grants during 2016 were made at levels substantially lower than target for each participant in the long-term incentive program, including the named executives.

2016 Long-Term Incentive Grants

In prior years, our long-term incentive program has consisted of any one or a combination of awards of time-based stock options and restricted stock or performance-based restricted stock. For 2016, due to the difficulty of crafting meaningful long-term performance goals for our three-year performance awards in the midst of the downcycle, the Committee revised the design of the long-term incentive program to include stock option grants (which replaced the former performance-based restricted stock awards) and time-based restricted stock (the “2016 LTI Program”).

In the Compensation Committee’s view, the change in design was appropriate and responsive to the turbulent market and business conditions facing the Company in the early part of 2016.  At that point, the Company had undertaken a number of strategic initiatives to support its operations and development plans, and the success or abandonment of some or all of them had the potential to dramatically alter our financial position.  (Certain of these initiatives are described above under “Executive Summary of Compensation Decisions 2016 through Present.”)  Due to the uncertainty regarding whether all or some portion of those initiatives would be consummated, the Committee chose stock option awards for the performance component of our 2016 LTI Program. The Committee views stock options as inherently performance-based in that awardees receive increased value from their exercise only if they remain employed by the Company through vesting and only if the price of our common stock upon exercise has appreciated such that it exceeds the grant date strike price of the option.  Stock options align the interests of our executives with our stockholders by encouraging both to focus on the critical operational, financial, and development strategies that increase our stock value and drive stockholder value. Time-based awards recognize the long-term commitment of our executives to the Company.

For awards under the 2016 LTI Program, the Compensation Committee first reviewed prior year long-term incentive target opportunity levels for each executive and other participants in the program. As noted above, this review coincided with a starkly depressed commodities market and stock price environment for Rex and other exploration and production companies. Although the Committee maintained the target values at previous levels for the executives, it used them for guidance and internal comparison purposes only.  Grant date fair values of both the stock option and restricted stock awards made in 2016 were reduced from prior year award levels.

For all executives, the ratio of time-based restricted stock to stock options for awards under the 2016 LTI Program was approximately 1.0 to 1.6.  The Committee approved awards of stock options in March 2016.  Time-based restricted stock awards were made in October 2016.  All awards under the 2016 LTI Program are scheduled to vest ratably over three years and are also subject to continuing service conditions.  For more information about the awards that each executive received as long-term incentive compensation for 2016 and awards that are outstanding as of December 31, 2016, see “Executive Compensation – Grants of Plan-Based Awards” and “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” respectively.

Results of Prior Year Long-Term Incentive Programs

In 2016, the Compensation Committee reviewed the results of prior year long-term incentive programs to determine performance against specified targets.

2013-2015 Performance Cycle: The Compensation Committee granted performance-based restricted stock awards for the 2013-2015 performance cycle as part of the 2013 LTI Program in the spring of 2013. Vesting or forfeiture of the shares was based on the Company’s achievement of cumulative three-year performance levels for production (measured in BOE, or barrels of oil equivalent) and total shareholder return, or TSR, measured against a custom TSR comparison group (described in the 2014 Proxy Statement), each having a 50% weighting. The results of 2013 LTI Program were reviewed and evaluated by the Committee in March 2016. The Committee certified the attainment levels of 24,106,764 BOE for the production-based measure (3-yr target of 22,646,000 BOE; 3-yr exceeded case of 24,253,000 BOE) and 0% for TSR (measured over the period of January 1, 2013-December 31, 2015), for each of the performance measures under the 2013 LTI Program, resulting in a blended achievement and payment of 47.5% of the awards to the participants in the 2013 LTI Program. The Compensation Committee certified and approved the payout of the 2013 LTI Program effective March 15, 2016.

2014-2016 Performance Cycle: In December 2013, the Compensation Committee granted performance-based restricted stock awards for the 2014-2016 performance cycle as part of the 2014 LTI Program. There were two components of the performance portion of the 2014 LTI Program: one based on cumulative three-year performance levels for production (measured in BOE at the end of the 2014-2016 performance cycle; 25% of the award value) and one based on TSR ranking against a custom peer group (described in the 2015 Proxy Statement; 75% of the award value) measured at the end of each year in the three-year performance period. Participants could earn 30%, 30% and 40% of the TSR-based shares based on the outcome of the three annual measurement periods.  For the second tranche of the 2014 TSR awards, which were measured for the period January 1, 2015-December 31, 2015 and reviewed in 2016, the Company did not achieve a TSR ranking high enough to earn the TSR-based shares; as a result, those shares were forfeited.

2015-2017 Performance Cycle:  In January 2015, the Compensation Committee granted performance-based restricted stock awards for the 2015-2017 performance cycle as part of the 2015 LTI Program. Similar to the 2014 LTI Program, there were two components of the performance portion of the 2015 LTI Program: one based on cumulative three-year performance levels for production (measured in BOE at the end of the 2015-2017 performance cycle; 50% of the award value) and one based on TSR ranking against the same custom peer group used for the 2014 LTI Program (50% of the award value) measured at the end of each year in the three-year performance period. Participants could earn 30%, 30% and 40%, respectively, of the TSR-based shares based on the outcome of the three annual measurement periods.  For the first tranche of the 2015 TSR awards, which were measured for the period January 1, 2015-December 31, 2015 and reviewed in 2016, the Company achieved the TSR ranking required to earn 25% (of the 30%) of TSR-based shares that could be earned in that period; the remaining 75% (of the 30%) of TSR shares that were not earned were forfeited.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. Mr. Stabley is entitled to limited personal use of aircraft owned or leased by the Company, not to exceed 30 hours per calendar year; during 2016 he used one (1) hour. He also receives a perquisite allowance of $1,000 per month in lieu of all other perquisites.  For Mr. Rajan, the Company bears expenses relating to his travel from his home in Texas to the Company’s headquarters in State College, including airfare, meals, and lodging in State College, as well as a limited gross up for the tax consequences of these amounts.  Mr. Rajan also receives a car allowance of $750 per month.  Due to the nature of their positions, Mr. Hodges and Mr. Ovitz have each been provided with a vehicle for work and personal use. In October 2016, Mr. Ovitz elected to receive a car allowance of $750 per month instead of continued use of a fleet vehicle.  For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

Special Recognition, Attraction and Retention Awards

On a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition, attraction or retention awards. For example, we may provide a special award to an individual as an incentive to join our Company, to reimburse him/her for compensation he/she would forfeit by terminating previous employment, or to recognize contributions to a critical strategic initiative.

Employees at all levels of the Company are eligible to receive special awards. We may provide awards in the form of cash bonuses, equity awards, or via a mixture of cash and equity awards, in each case depending on the reason for the bonus. The amount of any special recognition or retention award depends on the reason it is being granted. The Compensation Committee must approve any special awards for our executives.  In 2016, the Compensation Committee approved special, one-time awards of time-based restricted stock for certain of our employees, including our named executives, to recognize and reward their contributions to our successful consummation of a $175 million joint development arrangement.  The awards are detailed in “Executive Compensation – Grants of Plan-Based Awards.”

Stock Ownership Guidelines

The Board of Directors has approved stock ownership guidelines for our executive officers and directors. Pursuant to these guidelines, each executive officer and director must own, and maintain ownership of, shares of the Company’s common stock equal in value to a multiple of that person’s base salary or annual cash retainer, as the case may be. The multiples are as follows: Chief Executive Officer – 5 times; Executive Vice Presidents or their equivalent – 4 times (applies to the President and Chief Operating Officer and Chief Financial Officer); Senior Vice Presidents – 3 times; Vice Presidents – 2 times; and Nonemployee Directors – 2 times. These ownership targets are applicable as of December 31 of the sixth full year in which the officer or director has actively participated in the Company’s long-term incentive award plan, and on an interim basis as of each December 31 in which the officer or director participates in the plan, until December 31 of such sixth full year. If any director or executive fails to meet the guidelines, the Committee may use its discretion to consider temporary waivers or relief, or it may cause the Company to pay some or all of the cash portion of any annual incentive award or annual retainer in the form of shares of Company common stock in lieu of a cash payment until the applicable target is met.

Hedging and Pledging Policy

The Company has adopted a policy addressing hedging transactions and pledging the Company’s securities as collateral for loans. The policy covers all directors of the Company and all officers and employees of the Company and its subsidiaries, as well as family members of each such person, other members of each such person’s household and entities controlled by each such person. The policy strongly discourages covered persons from entering into hedging transactions. If a person wishes to enter into a hedging transaction, he/she must first pre-clear the proposed transaction in advance with the Company’s General Counsel, who is authorized to consult with outside counsel and the Board of Directors as to the appropriateness of the proposed transaction. In addition, the party requesting to enter into the transaction must set forth a justification for the proposed transaction. No officer or director has ever requested the Company or the General Counsel to approve a hedging transaction. Under the Company’s policy, any person who wishes to pledge the Company’s securities as collateral for a loan must pre-clear the proposed transaction in advance with the Company’s General Counsel and agree, among other things, to provide additional information at the request of the Company or the Board, and to promptly notify the Company if such person becomes aware of a foreclosure or substantial risk of foreclosure against the Company’s securities pledged as collateral.  No officer or director currently pledges any of the Company’s securities as collateral.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is sometimes preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

Our Compensation Committee proactively and routinely monitored our compensation programs in 2016 to ensure they were both effective and appropriately tailored to suit the unique and challenging conditions we faced throughout the year.  Where appropriate, the Committee made downward adjustments reflective of business and industry conditions, but they also sought opportunities to recognize strong contributions, when possible, and attempted to balance prudent adjustments to compensation levels with our very real need to retain and motivate our executives and management team.  We believe the compensation provided to our executive officers was reasonable and appropriate to facilitate the achievement of our short-term and long-term goals.

We believe that the compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at high levels. The Committee monitors the effectiveness of our compensation programs to determine whether they present significant risk to the Company or its stockholders and to ensure that we are appropriately responsive to changing market conditions. The Committee aims to ensure that the various elements of our executive compensation program combine to align the best interests of our executive officers with those of our stockholders and our Company in order to maximize stockholder value.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee for 2016

Jack N. Aydin
John A. Lombardi
John J. Zak (Chair)

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2016:

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Thomas C Stabley,	2016	$494,000	$—	$264,744	$361,160	$—	$52,531	$1,172,435
Chief Executive Officer	2015	$520,000	$—	$1,039,582	$—	$—	$59,848	$1,619,430
	2014	$520,000	$—	$—	$—	$486,965	$57,147	$1,064,113
Thomas G. Rajan,	2016	$342,014	$—	$111,622	$152,066	$—	$111,906	$717,609
Chief Financial Officer	2015	$360,006	$—	$525,290	$78,981	$—	$57,973	$1,022,250
	2014	$—	$—	$—	$—	$—	$—	$—
Robert W. Ovitz,	2016	$342,014	$—	$111,622	$152,066	$—	$46,132	$651,834
Chief Operating Officer	2015	$360,006	$—	$534,157	$73,585	$—	$15,819	$983,567
	2014	$299,998	$—	$—	$—	$50,000	$—	$349,998
F. Scott Hodges,	2016	$263,349	$—	$82,992	$114,050	$—	$6,721	$467,112
Senior Vice President, Land and	2015	$277,202	$—	$352,002	$—	$—	$18,334	$647,537
Business Development	2014	$277,202	$—	$—	$—	$163,083	$18,552	$458,837
Jennifer L. McDonough,	2016	$263,182	$—	$82,992	$114,050	$—	$18,552	$478,776
Senior Vice President, General	2015	$277,035	$—	$352,002	$—	$—	$29,988	$659,025
Counsel & Secretary	2014	$277,035	$—	$—	$—	$148,376	$21,003	$446,414

1)	Base salary levels for 2016 were reduced 5% from 2015 levels, effective February 1, 2016.
2)

Represents the grant date fair value of awards granted during the year indicated year, as determined in accordance with ASC Topic 718. For performance-based restricted stock awards, grant date fair value is based on performance at target levels, which is the probable outcome of the performance conditions at the time of the grant. Please see the discussion of the assumptions made in the valuation of these awards in Note 15, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For 2014, no amount is reflected in the table because annual stock awards under our 2015 LTI Program, which previously had been made in December each year for the following year, were not made until January 2015. The values set forth for 2015 include awards made under the 2015 and the 2016 LTI Programs.  The values set forth for 2016 include awards made for the 2017 LTI Program.

3)

Represents cash incentive awards under our annual incentive program approved by the Compensation Committee for each of our named executive officers for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated. Our Compensation Committee suspended the annual incentive program in 2016; as a result, no awards were given or earned in 2016.  For previous years, these amounts were accrued for during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. For further discussion about such amounts for the current year, see “Compensation Discussion and Analysis – 2016 Compensation Program – Annual Incentive Compensation.”
4)	For 2016, represents the compensation as described under the caption “All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation for 2016 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions (a)	Automobile- Related Expenses (b)	Moving Expenses	Other (c)	Total
Thomas C. Stabley	$5,330	$—	$—	$47,201	$52,531
Thomas G. Rajan	$4,250	$9,000	$—	$98,656	$111,906
Robert W. Ovitz	$—	$2,883	$42,529	$720	$46,132
F. Scott Hodges	$—	$5,751	$—	$970	$6,721
Jennifer L. McDonough	$1,849	$—	$—	$16,703	$18,552

(a)	Represents Company matching or catch up contributions to our 401(k) plan from fiscal year 2015 paid in January 2016. The Company suspended it 401(k) match for 2016.
(b)	Represents automobile allowance paid monthly for Messrs. Rajan and Ovitz and personal use of a Company vehicle for Mr. Ovitz and Mr. F. Scott Hodges.
(c)

Represents monthly mobile phone and data allowance for each of our executives. For Mr. Stabley, this amount also includes his monthly perquisite allowance and a payout of unused PTO time pursuant to his employment agreement.  For Mr. Rajan, this amount also includes travel, lodging, and meal expenses relating to his travel from his home in Texas to our State College headquarters and a limited gross up for the tax consequences of those expenses.  For Ms. McDonough, this amount also includes a payout of unused PTO time pursuant to her employment agreement.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers for 2016 under our equity incentive plans.  We did not grant annual incentive awards (non-equity incentive plan awards) in 2016.  Entries designated “LTI” indicate awards under our annual long-term incentive program, and entries designated “SA” indicate special, one-time recognition and retention awards.  For more information about all of these awards, see “Compensation Discussion and Analysis – 2016 Compensation Program – Long-Term Incentive Compensation” and “Special Recognition, Attraction and Retention Awards.”

				All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Type	Grant Date	Approval Date	Shares of Stock (#)	Underlying Options (#)	Awards ($/Sh)	Option Awards ($)
Thomas C. Stabley	LTI	10/1/16	9/22/2016	130,000	—	$—	$75,400
	LTI	3/15/16	3/9/2016	—	213,704	$1.69	$243,004
	SA	3/15/16	3/9/2016	112,038	—	$—	$189,344
Thomas G. Rajan	LTI	10/1/16	9/22/2016	55,000	—	$—	$31,900
	LTI	3/15/16	3/9/2016	—	89,980	$1.69	$102,317
	SA	3/15/16	3/9/2016	47,173	—	$—	$79,722
Robert W. Ovitz	LTI	10/1/16	9/22/2016	55,000	—	$—	$31,900
	LTI	3/15/16	3/9/2016	—	89,980	$1.69	$102,317
	SA	3/15/16	3/9/2016	47,173	—	$—	$79,722
F. Scott Hodges	LTI	10/1/16	9/22/2016	40,000	—	$—	$23,200
	LTI	3/15/16	3/9/2016	—	67,485	$1.69	$76,738
	SA	3/15/16	3/9/2016	35,380	—	$—	$59,792
Jennifer L. McDonough	LTI	10/1/16	9/22/2016	40,000	—	$—	$23,200
	LTI	3/15/16	3/6/2016	—	67,485	$1.69	$76,738
	SA	3/15/16	3/6/2016	35,380	—	$—	$59,792

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options, stock appreciation rights and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2016.  Vesting dates and other information regarding these awards are set forth in the footnotes to the table.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas C. Stabley	2/19/08	20,500	(1)	—		$13.56	2/18/18	—		$—	—		$—
	12/15/13	—		—		$—	—	—		$—	44,851	(2)	$21,134
	1/5/15	—		—		$—	—	31,667	(3)	$14,921	137,563	(4)	$64,820
	10/1/15	—		—		$—	—	79,167	(5)	$37,303	—		$—
	3/15/16	—		213,704	(6)	$1.69	3/15/23	112,038	(7)	$52,792	—		$—
	10/1/16	—		—		$—	—	130,000	(8)	$61,256	—		$—
Thomas G. Rajan	2/1/15	—		40,000	(9)	$4.05	2/1/22	30,000	(10)	$14,136	106,500	(11)	$50,183
	10/1/15	—		—		$—	—	33,334	(5)	$15,707	—		$—
	3/15/16	—		89,980	(6)	$1.69	3/15/23	47,173	(7)	$22,228	—		$—
	10/1/16	—		—		$—	—	55,000	(8)	$25,916	—		$—
Robert W. Ovitz	1/5/15	—		—		$—	—	7,048	(3)	$3,321	37,527	(4)	$17,683
	3/1/15	—		30,000	(12)	$4.90	3/1/22	20,000	(13)	$9,424	35,500	(14)	$16,728
	10/1/15	—		—		$—	—	33,334	(5)	$15,707	—		$—
	3/15/16	—		89,980	(6)	$1.69	3/15/23	47,173	(7)	$22,228	—		$—
	10/1/16	—		—		$—	—	55,000	(8)	$25,916	—		$—
F. Scott Hodges	12/15/13	—		—		$—	—	—		$—	14,717	(2)	$6,935
	1/5/15	—		—		$—	—	10,000	(3)	$4,712	53,250	(4)	$25,091
	10/1/15	—		—		$—	—	25,000	(5)	$11,780	—		$—
	3/15/16	—		67,485	(6)	$1.69	3/15/23	35,380	(7)	$16,671	—		$—
	10/1/16	—		—		$—	—	40,000	(8)	$18,848	—		$—
Jennifer L. McDonough	12/15/13	—		—		$—	—	—		$—	13,316	(2)	$6,275
	1/5/15	—		—		$—	—	10,000	(3)	$4,712	53,250	(4)	$25,091
	10/1/15	—		—		$—	—	25,000	(5)	$11,780	—		$—
	3/15/16	—		67,485	(6)	$1.69	3/15/23	35,380	(7)	$16,671	—		$—
	10/1/16	—		—		$—	—	40,000	(8)	$18,848	—		$—

(1)	SAR granted 2/19/08, vested in full, expiring 2/19/18 and payable in cash only.
(2)

Performance-based shares granted 12/15/13 and subject to both service and performance conditions over a three-year performance period ending 12/31/16. Shares will vest and become payable only if and to the extent both the performance and services conditions are met.

(3)	The unvested portion of this award is scheduled to vest on 9/1/17.
(4)

Performance-based shares granted 1/5/15 and subject to both service and performance conditions over a three-year performance period ending 12/31/17. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

(5)	The unvested portion of this award is scheduled to vest in equal installments on 9/1/17 and 9/1/18.
(6)	The unvested portion of this award is scheduled to vest in equal installments on 3/15/17, 3/15/18, and 3/15/19.
(7)	The unvested portion of this award vested on 3/1/17.
(8)	The unvested portion of this award is scheduled to vest in equal installments on 9/1/17, 9/1/18, and 9/1/19.
(9)	The unvested portion of this award is scheduled to vest on 2/1/18.
(10)	The unvested portion of this award is scheduled to vest on 9/1/17.

(11)

Performance-based shares granted 2/1/15 and subject to both service and performance conditions over a three-year performance period ending 12/31/17. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

(12)	The unvested portion of this award is scheduled to vest on 3/1/18.
(13)	The unvested portion of this award is scheduled to vest in equal installments on 3/1/17 and 3/1/18.
(14)

Performance-based shares granted 3/1/15 and subject to both service and performance conditions over a three-year performance period ending 12/31/17. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Thomas C. Stabley	—	$—	157,021	$137,344
Thomas G. Rajan	—	$—	46,666	$27,066
Robert W. Ovitz	—	$—	33,713	$19,658
F. Scott Hodges	—	$—	47,226	$38,883
Jennifer L. McDonough	—	$—	45,952	$38,217

(1)

These values represent the gross dollar amount realized upon vesting. The value is calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

(2)

In connection with the vesting of restricted stock awards, we required each of our named executive officers to complete a “sell to cover” transaction, in which a portion of the shares that vested were sold to allow the Company to cover/satisfy tax withholding requirements. The following table shows, for each named executive officer, the number of shares sold to cover tax obligations, the value of those shares, the actual number of shares that each received upon vesting and the net value that each received upon vesting.

Name	Number of Shares Sold to Cover Tax Obligations (#)	Value of Shares Sold to Cover Tax Obligations ($)	Actual Number of Shares Acquired on Vesting (#)	Value Realized on Shares Actually Acquired on Vesting ($)
Thomas C. Stabley	82,085	$67,425	74,936	$67,022
Thomas G. Rajan	17,204	$9,359	29,462	$16,027
Robert W. Ovitz	12,827	$7,249	20,886	$11,776
F. Scott Hodges	22,696	$18,870	24,530	$19,023
Jennifer L. McDonough	22,132	$18,087	23,820	$19,179

Employment Agreements

We have employment agreements with Thomas C. Stabley, our President and Chief Executive Officer, and Jennifer L. McDonough, our Senior Vice President, General Counsel and Secretary. We have summarized the material terms of these agreements below.

General. The agreements require our executives to devote their full time, attention and energies to the Company’s business while they are employed.

Term. We entered into an employment agreement with Mr. Stabley, effective December 13, 2013, for an initial term to expire December 31, 2016.  In 2016, we amended this agreement to extend the initial term for three years, with a new expiration date of December 31, 2019.  All other terms of the employment agreement were unchanged.  We entered into an employment agreement with Ms. McDonough effective April 25, 2011 upon the commencement of her employment with the Company for an initial term of one year. After the initial terms, the terms of the employment agreements are automatically extended for successive one-year periods on their respective anniversary dates, unless either party provides 90 days’ advance written notice of non-renewal.

Compensation. The agreements provide for an initial base salary, which is reviewed annually by the Compensation Committee and has been adjusted from time to time by the Compensation Committee. The executives are eligible to participate in the Company’s annual incentive plan, equity and performance plans, and other compensation and benefits plans that are generally available to all executives of the Company.

Restrictive Covenants. The employment agreements provide that the executive must maintain the confidentiality of, and must not disclose any of, our confidential information or trade secrets. The agreements also contain non-competition provisions that apply, subject to certain exceptions, upon termination of employment unless the Board waives these protections and non-solicitation and non-disparagement provisions that apply in all cases.

Termination. The executive officer’s employment may be terminated by either party at any time. Depending on the reason for termination, the executives may receive compensation upon termination as provided under the employment agreements. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Severance. The employment agreements provide for severance payments under certain termination conditions and subject to the executive’s having executed and not revoked a release of claims against the Company. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Change in Control. Under certain circumstances, the agreements provide for payments to Mr. Stabley if his employment is terminated after a change in control. Ms. McDonough’s agreement refers to the Company’s Executive Change in Control Policy for potential benefits if her employment is terminated in connection with or after a change in control. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Potential Payments Upon Termination or Change-In-Control

Overview

The employment agreements described above, certain of our executive compensation plans, our 2016 and 2007 Long-Term Incentive Plans, and award agreements under the 2016 and 2007 Long-Term Incentive Plans provide for compensation payable upon termination in specified circumstances. Under the employment agreements, the amount Mr. Stabley or Ms. McDonough would receive upon termination of employment depends on the reason for his or her termination, and whether the termination is in connection with a change in control. The following discussion explains the programs and conditions under which our executives could potentially receive post-termination compensation.

Executive Severance Policy

The Executive Severance Policy (the “Severance Policy”) provides post-termination benefits to eligible participants under certain termination scenarios. The Severance Policy is applicable to Senior Vice Presidents, Vice Presidents, senior director and director-level management positions within the Company, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. Pursuant to the Severance Policy, severance payments and certain other benefits will be made to participants whose employment with the Company is terminated as a result of the elimination of the participant’s position, a restructuring of the Company, or a reduction in force. The Severance Policy generally provides for severance benefits of salary continuation and partial COBRA reimbursements for nine months in the case of Senior Vice Presidents, six months in the case of Vice Presidents, four months in the case of senior directors and three months in the case of director-level management. To receive the severance benefits that the Severance Policy provides, the participant must execute (and not revoke) a separation agreement that includes, among other things, a full and complete release of the Company from any obligation or liability to the participant, as well as non-competition and non-solicitation covenants. An executive is disqualified from receiving the severance benefits provided in the policy if the executive is terminated for cause, is terminated as a result of death, retirement, resignation or permanent disability, or if the executive is party to an agreement with the Company that provides severance benefits in the event of termination of employment or change of control.

Executive Change of Control Policy

The Executive Change of Control Policy (the “Change of Control Policy”) is applicable to Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. The stated purpose of the Change of Control Policy is to provide for the payment of salary continuation and certain other benefits to eligible participants whose employment is terminated following a change in control of the Company. The Change of Control Policy contains a double trigger; for benefits to become payable, it requires a termination of a participant’s employment without “cause” or by the participant for “good reason”, in either case as a “direct result” of a “change of control” of the Company (each term as defined in the Change of Control Policy).

The Change of Control Policy provides that each participant will be eligible to receive 18 months’ salary continuation and, if elected by the participant, reduced COBRA premiums during the salary continuation period (or until the participant becomes entitled to other healthcare coverage). If the participant’s employment is terminated after the end of a calendar year, but before payment of the annual bonus or pay-for-performance payments attributable to the immediately preceding year, the participant will remain eligible to receive such payments. A participant’s rights with respect to any equity incentive awards will continue to be governed by the applicable Company plan and the participant’s individual agreement governing the award.

As a condition to receiving benefits under the Change of Control Policy, the participant is required to execute a separation agreement and full release, which includes confidentiality, non-solicitation and non-disparagement provisions in favor of the Company. In addition, the participant is required to continue service with the Company pending the change of control. No participant will be eligible to receive any benefits under the Change of Control Policy if such participant (i) is terminated for “cause”, (ii) dies, retires prior to termination, resigns without “good reason” or suffers a permanent disability prior to termination, (iii) is not properly performing his or her duties as determined by the Company, or (iv) is party to an agreement with the Company providing severance benefits on a “change of control” or similar transaction.

Employment Agreement with Thomas C. Stabley

Outside of a change in control context, Mr. Stabley will receive severance benefits under his employment agreement if his employment is involuntarily terminated by the Company without cause (as defined in the employment agreement) or if he terminates employment for good reason (as defined in the employment agreement), subject to him executing a release of claims. If such a termination occurs prior to a change in control or after 24 months following a change in control, the Company will pay the following severance benefits:

•	An amount equal to his monthly base salary payable in payroll installments for 12 months;
•	A prorated annual bonus for the year of termination based on the Company’s achievement of performance goals;
•	A lump sum equal to the annual cost of his basic life insurance; and
•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated as described above upon, or within 24 months following, a change in control (as defined in the employment agreement), the Company will provide the following severance benefits:

•	A lump sum equal to 36 months of his annual base salary for Mr. Stabley;
•	A prorated annual bonus equal to his target annual bonus for the year of termination;
•	A lump sum equal to the cost of his basic life insurance for 24 months; and
•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated upon his death or disability, the Company will pay a prorated target annual bonus for the year of termination. If his employment is terminated upon death or disability, the Company will pay a lump sum equal to 90 days of his base salary.

Arrangements with Named Executive Officers other than Mr. Stabley

Mr. Rajan, Mr. Ovitz, and Mr. Hodges are each eligible to receive benefits under the Company’s Executive Change of Control Policy and under the Company’s Executive Severance Policy. Outside of a change in control context, Ms. McDonough’s employment agreement provides that she will receive severance benefits if her employment is involuntarily terminated by the Company without cause (as defined in her employment agreement) or if she terminates employment for good reason (as defined in the employment agreement), subject to her executing a release of claims.

If Messrs. Rajan’s, Ovitz’s, or Hodges’ employment is terminated for a reason covered by the Company’s Executive Severance Policy, or Ms. McDonough’s employment terminates as described in the paragraph above, the Company will pay the following severance benefits:

•	An amount equal to his or her monthly base salary payable in payroll installments for nine months;
•	For each of Messrs. Rajan, Ovitz, or Hodges, if employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments are distributed, he will be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met; for Ms. McDonough, a prorated annual bonus for the year of termination based on the Company’s achievement of performance goals, and assuming for this purpose that all personal performance targets or goals were met;

•	A lump sum payment equal to the cost of basic life insurance premiums for nine months; and
•	Reimbursement of COBRA premiums for nine months after the date of termination, but reduced to the extent that similar coverage is available to him or her through a subsequent employer.

In addition, under her employment agreement, if Ms. McDonough’s employment is terminated upon her death or disability, the Company will pay a prorated target annual bonus for the year of termination and any accrued but unpaid personal time off (PTO). If her employment is terminated upon death, the Company will pay a lump sum equal to 90 days of her base salary.

2016 and 2007 Long-Term Incentive Plans

Change in Control under the 2016 Long-Term Incentive Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a change in control (as defined in the 2016 Plan):

•

If the holder of an award under the 2016 Plan has an employment, retention, change in control, severance or similar agreement with the Company or any affiliate that discusses the effect of a change in control on his or her awards, that agreement would control. In all other cases, unless provided otherwise in an award agreement or by the Board or Committee prior to the date of the change in control, the following provisions of the 2016 Plan would determine the effect of a change in control on awards.

•

If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding awards would be assumed or replaced with the same type of award with similar terms and conditions by the Survivor in the change in control transaction. If applicable, each award that is assumed by the Survivor would be appropriately adjusted, immediately after such change in control, to apply to the number and class of securities which would have been issuable to the award holder upon the consummation of such change in control had the award been exercised, vested or earned immediately prior to such change in control, and other appropriate adjustments in the terms and conditions of the award would be made.

•	To the extent the Survivor in the change in control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change in control
▪

outstanding options and stock appreciation rights would become vested and exercisable and, unless otherwise determined by the Board or Compensation Committee, would be cancelled in exchange for a cash payment equal to the excess of the change in control price of the shares over the purchase or grant price of the shares under the award; and

▪

all other outstanding awards that vest based on service would vest, and performance-based awards would, unless otherwise determined by the Board or the Compensation Committee, become payable at the level earned if earned but not paid, and otherwise would be cancelled in exchange for a cash payment equal to the target value payable on a pro rata basis based on the portion of the performance period that has elapsed prior to the change in control event.

•

Upon termination of employment without cause (as defined in the 2016 Plan or form of award) by the Survivor or termination of employment by the employee with good reason (if the employee is entitled to terminate his employment for good reason in his or her employment, severance or other similar agreement) occurring during the period of twenty-four (24) months after the change in control, (i) all outstanding or replacement awards held by the participant would become vested, exercisable, earned and payable (assuming any award for which vesting is subject to performance goals that such goals are met at the target level), (ii) all options and stock appreciation rights held by the participant immediately before the termination of employment would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the excess of the fair market value of the shares on the date of termination over the exercise or grant price of the shares underlying the award multiplied by the number of shares underlying the award, (iii) all restricted stock or restricted stock units would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the fair market value of the shares on the date of termination, (iv) all performance-based awards that have been earned but not paid would be paid at the level earned, and for performance-based awards for which the performance period has not yet expired, the award would be cancelled in exchange for a cash payment equal to the target value payable on a pro-rated basis calculated based on the portion of the performance period that had elapsed prior to termination, and (v) all other awards would be cancelled in exchange for a cash payment equal to the value of the award.

Change in Control under the 2007 Long-Term Incentive Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a change in control (as defined in the 2007 Plan):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

A portion of the awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash); certain of the award agreements under our long-term incentive programs limit the number of shares that will accelerate upon a change in control and are described in more detail below;

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;
•

2007 Plan participants will have the earlier of (i) 12 months following the change in control or (ii) the expiration of the option or stock appreciation right term, to exercise any option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restrictions on time-based restricted stock or restricted stock units will lapse; and
•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

2014 and 2015 Performance-Based LTI Awards. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2014-2016 performance cycle (the “2014 LTI Program”) and 2015-2017 performance cycle (the “2015 LTI Program”) provide that, upon a change in control, all BOE shares will convert into TSR shares. For both the 2014

LTI Program and the 2015 LTI Program, the TSR based shares would be measured as of the effective date of the change in control, with the acquisition stock price as the ending stock price for the Company’s stock. Restrictions on the TSR shares (including the vesting schedule in that award) would lapse according to the level of achievement attained on the effective date of the change in control.

Termination other than due to a Change in Control. Outside of a change in control context, the 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for the exercise or forfeiture of stock options, stock appreciation rights and restricted stock or other awards depending upon the reason for the termination of the executive’s employment.

For stock-based awards (restricted stock and performance-based restricted stock), the award agreements provide that:

•

In the event of an executive’s termination of employment for any reason other than death or disability before his or her shares of restricted stock have vested, those shares will be forfeited and the executive will no longer have any rights of a stockholder with respect to those forfeited shares of restricted stock.

•

In the event of the executive’s termination of employment due to death or disability before all of his or her shares of restricted stock have vested, all restrictions on time-based awards and on 50% of the performance-based awards immediately lapse upon the date of such termination of employment due to death or disability.

For stock appreciation rights and non-qualified stock options, the award agreements provide that:

•

Upon the date of the termination of the executive’s employment for any reason other than death, retirement or disability, the executive ceases vesting in the stock appreciation right or non-qualified stock option, but during the 90-day period following the executive’s termination of employment, the executive is entitled to exercise that portion of the stock appreciation right that has vested as of the date of the executive’s termination or to exercise the executive’s vested stock option in respect of the number of shares that the executive would have been entitled to purchase had the executive exercised the stock option on the date of termination. If the executive dies within the 90-day period, the executive’s representative may exercise the stock appreciation right or the stock option until the end of the original 90-day time period.

•

Upon the death of the executive while employed by the Company, a vested stock appreciation right or stock option may be exercised in full at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s death.

•

Upon the executive’s retirement, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s retirement, to exercise the stock appreciation right or stock option to the extent it was vested at the date of retirement.

•

Upon the executive’s termination due to a disability, the executive will have the right, at any time prior to the earlier of the expiration date of the award or the one year following the date of the executive’s termination of employment due to a disability, to exercise the stock appreciation right or stock option in full.

Termination and Change in Control Tables for 2016

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer who was employed by the Company on December 31, 2016 assuming his or her employment had terminated on December 31, 2016, given the named executive officer’s base salary as of that date, and giving effect to the closing price of the Company’s common stock on December 31, 2016, which was $.47. In addition, the following tables summarize the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2016.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs. Please see the footnotes to the tables for additional information.

Thomas C. Stabley, Chief Executive Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$123,500	$494,000	$1,482,000	$—
Bonus (2)	$494,000	$494,000	$494,000	$—
Benefit Payments (3)	$—	$12,911	$25,821	$—
Value of Accelerated Awards	$208,717	$—	$182,013	$182,013
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$872,409	$—
Total	$826,217	$1,000,911	$3,056,244	$182,013

Thomas G. Rajan, Chief Financial Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$256,511	$513,021	$—
Bonus (2)	$—	$290,712	$290,712	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$102,816	$—	$90,302	$90,302
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—
Total	$102,816	$556,905	$913,401	$90,302

Robert W. Ovitz, Chief Operating Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$256,511	$513,021	$—
Bonus (2)	$—	$290,712	$290,712	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$91,906	$—	$83,325	$83,325
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—
Total	$91,906	$556,905	$906,424	$83,325

F. Scott Hodges, Senior Vice President, Land and Business Development

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$197,512	$395,024	$—
Bonus (2)	$—	$158,009	$158,009	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$67,851	$—	$58,135	$58,135
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—
Total	$67,851	$365,204	$630,534	$58,135

Jennifer L. McDonough, Senior Vice President, General Counsel, and Corporate Secretary

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$65,796	$197,387	$394,773	$—
Bonus (2)	$144,750	$144,750	$144,750	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$67,522	$—	$58,135	$58,135
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—
Total	$278,067	$351,820	$617,025	$58,135

(1)

Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2016 multiplied by the applicable multiple provided for in the named executive officer’s employment agreement or in the Executive Severance Policy, as applicable.

(2)	Represents target level cash bonus potential for one year determined as of December 31, 2016.
(3)

Represents the value of continuation of health benefits, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement or in the Executive Severance Policy, as applicable, assuming a 5% increase per year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our currently employed named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of March 2, 2017, and, in the case of institutional investors, is based on publicly available information as of that date. The address of each beneficial owner is c/o Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent (1)
Lance T. Shaner	4,797,181	(2)	4.89%
Thomas C. Stabley	1,212,357	(3)	1.24%
Thomas G. Rajan	350,694	(4)	0.36%
Robert W. Ovitz	282,958	(5)	0.29%
F. Scott Hodges	232,649	(6)	0.24%
Jennifer L. McDonough	221,788	(7)	0.23%
John A. Lombardi	176,041	(8)	0.18%
Curtis J. Walker	157,237	(9)	0.16%
Eric L. Mattson	107,241	(10)	0.11%
John J. Zak	85,307	(11)	0.09%
Jack N. Aydin	67,856	(12)	0.07%
All executive officers and directors as a group (11 persons)	7,691,309		7.85%

*	Less than 1%.
**

Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

(1)

Based on 98,013,126 shares of our common stock issued and outstanding as of March 2, 2017, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of March 2, 2017.

(2)

Represents (a) 4,797,181 shares held directly or in an individual brokerage account, and including 50,139 shares of restricted stock were granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be transferred or sold until the vesting requirements have been satisfied, (b) 22,734 shares issuable upon the exercise of stock options which will be vested and exercisable within 60 days of March 10, 2017, (c) 487,428 shares owned by Shaner Family Partners Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 426,338 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership, (e) 199,996 shares owned by Ellen R. Shaner Revocable Trust for which Mr. Shaner disclaims beneficial ownership, (f) 375,000 shares owned by Shaner Capital L.P. for which Mr. Shaner disclaims beneficial ownership.

(3)

Represents (a) 1,212,357 shares held directly or in an individual brokerage account, and including 355,147 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 4,866 shares held in a personal individual retirement account, and (c) 71,234 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.
(4)

Represents (a) 350,694 shares held directly or in an individual brokerage account, including 206,834 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 29,993 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.

(5)

Represents (a) 282,958 shares held directly or in an individual brokerage account, including 166,067 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 29,993 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017. ..

(6)

Represents (a) 232,649 shares held directly or in an individual brokerage account, including 119,250 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 4,500 shares held in a personal individual retirement account, and (c) 22,495 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.

(7)

Represents (a) 221,788 shares held directly or in an individual brokerage account, including 119,250 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 22,945 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.

(8)

Represents (a) 176,041 shares held directly or in an individual brokerage account, including 50,139 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 72,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.

(9)

Represents (a) 157,237 shares held directly or in an individual brokerage account, including 70,726 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 16,414 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.

(10)

Represents (a) 107,241 shares held directly or in an individual brokerage account, including 50,139 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until vesting requirements have been satisfied, and (c) 7,387 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 10, 2017.

(11)

Represents (a) 85,307 shares held directly or in an individual brokerage account, including 50,139 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,000 shares held jointly by John J. Zak and his spouse.

(12)

Represents (a) 67,856 shares held directly or in an individual brokerage account, including 50,583 shares of restricted stock granted pursuant to our 2007 and 2016 Long-Term Incentive Plans, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 7,500 shares held jointly by Jack N. Aydin and his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy Regarding Related Party Transactions

The Board maintains a Policy and certain procedures governing related-party transactions, which applies to transactions (existing and proposed) between the Company and our executive officers and directors. Transactions between the Company and any of our executive officers or directors where the aggregate amount involved is expected to be $120,000 or greater in a calendar year must be reviewed and approved by our Audit Committee. In the event the full Audit Committee cannot perform the review, the Chairman of the Audit Committee is authorized to complete the review and issue a conditional approval, which then needs to be summarized with the full committee at its next meeting and ratified. In conducting its review, the Audit Committee will consider such factors as: (i) extent of the related-party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms are no less favorable than terms generally available in an unaffiliated transaction under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the related-party transactions.

As part of its risk oversight responsibilities, the Audit Committee receives regular quarterly updates from management with respect to all related party transactions, regardless of the amounts involved.

Certain Relationships with Our Board

Corporate Office

In 2012, we evaluated the office space in our then corporate headquarters, and determined that we would need to relocate to a larger facility. After considering several options, we leased our corporate headquarters from Shaner Office Holdings, L.P., a limited partnership controlled by Lance T. Shaner that owns and leases commercial office space. The terms of our lease agreement for our headquarters are consistent with market rates for office space of similar size and quality in State College, Pennsylvania, and in certain respects are more favorable to us than the terms we considered for similar properties. Our lease provides for an initial five year term, which commenced on April 1, 2013, with a monthly rental of $35,000. It contains an option to expand our offices, an option to extend the term for up to three additional five-year terms, and a buyout option on market terms that can be exercised upon the expiration of the initial term.

PROPOSAL FIVE:  APPROVE A GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK AT A REVERSE STOCK SPLIT RATIO BETWEEN 1-FOR-5 AND 1-FOR-10, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION

General

The Company is asking stockholders to approve a grant of discretionary authority to the Board of Directors to effect an amendment to our Certificate of Incorporation in the form attached to this proxy statement as Appendix A in order to implement a reverse stock split of the outstanding shares of our common stock at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion subject to the Board of Director’s authority to abandon such amendment in its sole discretion.  The Board of Directors may decide to abandon the amendment to our Certificate of Incorporation even if this proposal is approved by our stockholders at the Annual Meeting and may decide whether or not to effect any such amendment at any time prior to May 4, 2018.  The proposed amendment to the Certificate of Incorporation described in this proposal is included in Appendix A to this proxy statement.

If this proposal is approved by our stockholders, the Board of Directors may effect a reverse stock split at any time on or before May 4, 2018 and at an exact reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion.  The Company will publicly announce the exact ratio chosen by the Board of Directors, if any, at least five days prior to the effectiveness of the amendment to our Certificate of Incorporation.

The decision of the Board of Directors on whether or not, and when, to effect a reverse stock split, as well as the final reverse stock split ratio, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of The NASDAQ Capital Market.  The Board of Directors may determine in its sole discretion not to effect any reverse stock split and not to file any related amendment to our Certificate of Incorporation.  If the Board of Directors determines not to implement a reverse stock split on or before May 4, 2018, or if the Board of Directors determines to implement a reverse stock split with a reverse stock split ratio that is not between 1-for-5 and 1-for-10, further stockholder approval would be required prior to the Company implementing any reverse stock split.

In the event that the Board of Directors decides to effect a reverse stock split following stockholder approval of this proposal and Proposal 6 is approved at the Annual Meeting, the Board of Directors will also effect an amendment to our Certificate of Incorporation which will result in a fixed decrease in the authorized number of shares of our common stock from 200,000,000 to 100,000,000, regardless of the applicable reverse stock split ratio, concurrently with the amendment to our Certificate of Incorporation to effect the reverse stock. In the event that the Board of Directors decides to effect a reverse stock split following stockholder approval of this proposal and Proposal 6 is not approved at the Annual Meeting, the authorized number of shares of our common stock will remain at 200,000,000, regardless of the applicable reverse stock split ratio.

By approving this proposal, stockholders will approve a grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s outstanding common stock at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion.  Approval of this proposal will authorize the Board of Directors to effect only one reverse stock split, as determined by the Board of Directors in its sole discretion in the manner described herein.  The Board of Directors believes that stockholder approval of an amendment granting the Board of Directors this discretion, rather than approval of a specified reverse stock split ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is advisable and in the best interests of the Company and its stockholders.  The Board of Directors ultimately may elect not to effect any reverse stock split, in which case our Certificate of Incorporation will not be amended as described in this proposal, and the number of authorized shares of our common stock would remain at 200,000,000, regardless of whether or not Proposal 6 is approved at the Annual Meeting.  Any reverse stock split will take effect only after this proposal is approved by our stockholders at the Annual Meeting, and the specific reverse stock split is chosen by the Board of Directors.  If this proposal and Proposal 6 are approved by the stockholders and the Board picks a specific ratio within the range of 1-to-5 and 1-to-10, the reverse stock split amendment will be filed with the Secretary of State of the State of Delaware at the same time as the amendment to our Certificate of Incorporation to reduce the authorized shares of common stock from 200,000,000 to 100,000,000 shares is filed with the Secretary of State of the State of Delaware.

Stockholders will not receive fractional post-reverse stock split shares in connection with any reverse stock split that is the subject of this proposal. Instead, we will round up to the nearest whole number of shares the number of post-reverse stock split shares to be received by any stockholder otherwise entitled to receive a fractional share as a result of a reverse stock split.  See “Federal Income Tax Consequences of a Reverse Stock Split” below.

Shares of our common stock held in registered form (that is, stock held by you in your own name in our stock register records maintained by our transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting a reverse stock split.

Purposes of the Proposed Reverse Stock Split

Our common stock currently is listed on The NASDAQ Capital Market.  In order for our common stock to continue to be listed on The NASDAQ Capital Market, we must satisfy various listing maintenance standards established by The NASDAQ Stock Market LLC (“NASDAQ”).  If we are unable to meet these continuing listing requirements, our common stock will be subject to delisting.  Under NASDAQ’s continued listing requirements for The NASDAQ Capital Market, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of 10 consecutive trading days during the 180 calendar days following notification by NASDAQ, our common stock would be subject to delisting by NASDAQ.  The closing bid price for our common stock has been below $1.00 per share since May 2016.

Our common stock previously was listed on The NASDAQ Global Select Market.  On June 14, 2016, we received a letter from the Listing Qualifications Department of NASDAQ stating that we were not in compliance with NASDAQ Listing Rule 5450(a)(1) because our common stock failed to maintain a minimum closing bid price of $1.00 for 30 consecutive trading days.  We then had a period of 180 calendar days, or until December 12, 2016, to achieve compliance with the Rule 5450(a)(1).  On December 13, 2016, we announced that NASDAQ approved our continued listing on The NASDAQ Capital Market and granted us an additional 180-day period (until June 12, 2017) in which to regain full compliance with the minimum bid requirement.  In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we need to have the closing bid price of our common stock at or above $1.00 per share for a minimum of 10 consecutive trading days on or prior to June 12, 2017, or NASDAQ may, at its discretion, commence suspension and delisting procedures.  NASDAQ also may exercise discretion to extend this 10-day period, but generally to no more than 20 consecutive trading days, depending on what it views to be relevant facts and circumstances.  Our closing share price on March [   ], 2017 was $[         ] per share.

The primary objective of the Board of Directors in proposing a reverse stock split is to raise the per share trading price of our common stock.  The Board of Directors believes that a reverse stock split would result in a higher per share trading price, which would be intended to enable us to maintain the listing of our common stock on The NASDAQ Capital market.  The Board of Directors also believes that maintaining the listing of our common stock on The NASDAQ Capital Market is advisable and in the best interests of the Company and our stockholders.  If our common stock were to be delisted from The NASDAQ Capital Market, the Board of Directors believes that such a delisting would adversely affect the market liquidity of our common stock, decrease the market price of our common stock, adversely affect our ability to obtain financing for the continuation of our operations and generally result in the loss of confidence in the Company to some degree.  If this proposal is approved by our stockholders and implemented by the Board of Directors, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing, although there can be no assurance that a reverse stock split will result in our meeting and maintaining the $1.00 minimum bid price requirement for a sufficient period of time to maintain our listing on The NASDAQ Capital Market, if at all.  See “Certain Risks Related to the Proposed Reverse Stock Split” below.

In addition to the NASDAQ compliance matters described above, the Board of Directors believes that a reverse stock split may be beneficial for other reasons.  For example, an increase in the price per share of our common stock could make our common stock more attractive to a broader range of institutional and other investors. An increase in our per share price may increase the acceptability of our common stock to a number of long-term investors who may not find our common stock attractive at current prices because of (i) trading volatility often associated with stocks below certain prices and/or (ii) certain internal guidelines or restrictions that some institutional investors may have on holding shares of stock that are trading below certain prices.  Further, investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for lower-priced stocks.

Certain Risks Related to the Proposed Reverse Stock Split

We cannot assure you that a reverse stock split would increase our stock price and have the desired effect of ensuring continued compliance with NASDAQ listing rules.

The Board of Directors expects that a reverse stock split, if implemented, would increase the market price of our common stock and that, following a reverse stock split, we would be able to maintain compliance with NASDAQ listing standards related to our closing bid price.  The effect of a reverse stock split on the market price of our common stock cannot be predicted with any certainty, however.  The history of similar stock splits for companies in like circumstances is varied.  It is possible that the per share price of our common stock after a reverse stock split would not rise in proportion to the reduction in the number of shares of our common stock outstanding following the reverse stock split.  Likewise, the market price per share of our common stock following a reverse stock split may not exceed or remain in excess of $1.00 per share for a sustained period of time, which may result in our common stock being less attractive to brokers and institutional and other long-term investors who do not trade in lower priced stocks.  Even if the market price for our common stock following the implementation of a reverse stock split remains in excess of $1.00 per share, we may face delisting as a result of not being in compliance with other NASDAQ listing standards in the future.

Our total market capitalization immediately after a reverse stock split may be lower than immediately before such a reverse stock split.

There are numerous factors and contingencies that could affect our stock price following the implementation of a reverse stock split, including the status of the market for our common stock at that time, our results of operations in future periods, the success of various strategic initiatives we’ve undertaken or are considering in the future, and general economic, market and industry conditions.  Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of a reverse stock split if a reverse stock split is implemented.  If the market price of our common stock declines after a reverse stock split is implemented, our total market capitalization after a reverse stock split could be lower than before the reverse stock split.

A reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

If a reverse stock split is implemented, some stockholders consequently may own less than 100 shares of our common stock.  A purchase or sale of less than one hundred shares, often referred to as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers than a transaction involving “round lots” in even multiples of 100 shares.  Therefore, stockholders who own less than 100 shares following a reverse stock split may be required to pay incrementally higher transaction costs should they then determine to sell their shares of common stock.

A reverse stock split may decrease the liquidity of our Common Stock.

While the Board of Directors believes that a higher stock price may help generate additional investor interest, there can be no assurance that a reverse stock split would result in a per share price that would attract additional institutional investors or investment funds or that the resulting share price would satisfy the investing guidelines of any particular institutional investor or investment fund.  As a result, the trading liquidity of our common stock may not improve as a result of the implementation of a reverse stock split.  In addition, certain investors might consider the increased number of authorized shares of our common stock that are unissued and unreserved following a reverse stock split as described in this proposal to have an anti-takeover effect under certain circumstances, which may make our common stock less desirable to those investors.

Impact of a Reverse Stock Split, if Implemented

A reverse stock split would affect all of our stockholders uniformly (except for minimal effects resulting from the treatment of fractional shares as described herein) and would not affect any stockholder’s percentage ownership interest in the outstanding shares of our common stock, or any stockholder’s proportionate voting power based on outstanding shares of our common stock. As described below, each stockholder otherwise entitled to a fractional share as a result of a reverse stock split would have the number of post-reverse stock split shares to be received by the stockholder rounded up to the next whole number of shares in lieu of receiving any fractional share.

The other principal effects of a reverse stock split would be that:

•

The number of issued and outstanding shares of our common stock, if any, would be reduced proportionately based on the applicable reverse stock split ratio, which would be between 1-for-5 and 1-for-10;

•

Stockholders will not receive fractional post-reverse stock split shares in connection with any reverse stock split. Instead, we will round up to the nearest whole number of shares the number of post-reverse stock split shares to be received by any stockholder otherwise entitled to receive a fractional share as a result of a reverse stock split;

•

Because the total number of authorized but unissued shares of our common stock would increase if a reverse stock split is implemented, regardless of whether or not Proposal 6 is approved at the Annual Meeting, there would be an increased number of shares available to be issued upon approval by the Board of Directors, without action or vote of our stockholders in certain circumstances, subject to applicable securities laws and securities exchange listing requirements;

•

After the effective time of a reverse stock split, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities.  Stock certificates with the older CUSIP numbers will need to be exchanged by following the procedures described below;

•

The per share exercise price of all outstanding stock option awards issued by the Company would be increased proportionately and the number of shares of common stock issuable upon the exercise of all of our outstanding stock option awards would be reduced proportionately based on the selected reverse stock split ratio, in accordance with the terms of our 2007 and 2016 Long-Term Incentive Plans.  These adjustments would result in approximately the same aggregate exercise price being required to be paid for all outstanding stock option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such stock option awards would be reduced proportionately following a reverse stock split;

•

The number of issued and outstanding shares of restricted stock issued by the Company to selected employees, non-employee directors and non-employee contractors would be reduced proportionately based on the applicable reverse stock split ratio.  Any performance goals associated with the potential vesting of issued and outstanding shares of restricted stock would be adjusted proportionally based on the selected reverse stock split ratio, in accordance with the terms of our 2007 and 2016 Long-Term Incentive Plans;

•

The number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under our equity-based compensation plans would be reduced proportionately based on the applicable reverse stock split ratio, in accordance with the terms of our equity-based compensation plans;

•

A reverse stock split likely would increase the number of stockholders who own odd lots (less than 100 shares) of our common stock.  Stockholders who hold odd lots may experience an incremental increase in the cost of selling their shares and may have greater difficulty in executing sales;

•

Neither the number of shares of our 6.0% Convertible Preferred Stock, Series A (“Preferred Stock”) outstanding nor the par value of the Preferred Stock will be affected by any reverse stock split.  However, the conversion price of each outstanding share of Preferred Stock (and, as a consequence, the number of shares of our common stock into which each outstanding share of Preferred Stock is convertible) would be adjusted proportionately as a result of any reverse stock split, in accordance with the terms of the Preferred Stock; and

•

A reverse stock split would not affect treasury shares.  We currently do not have any shares held in treasury and do not expect that we will have any shares held in treasury at the effective time of any reverse stock split.

The table below contains approximate information relating to our common stock on March 10, 2017, the record date for the Annual Meeting, and under each of the whole number reverse stock split ratios within the range of the proposed reverse stock split, in each case based on information as of March 10, 2017 and assuming that Proposal 6 is approved at the Annual Meeting such that the number of authorized shares of our common stock is reduced from 200,000,000 to 100,000,000 in conjunction with any reverse stock split effected in accordance with this proposal:

	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Reserved for Issuance Pursuant to Equity Compensation Plans	Number of Shares Reserved for Conversion of 6.0% Convertible Preferred Stock, Series A	Number of Authorized but Unissued and Unreserved Shares
Pre-Split	200,000,000	98,013,126	2,586,144	20,384,408	79,016,322
Following a 1-for-5 split	100,000,000	19,602,625	517,229	4,076,882	75,803,264
Following a 1-for-6 split	100,000,000	16,335,521	431,024	3,397,401	79,836,054
Following a 1-for-7 split	100,000,000	14,001,875	369,449	2,912,058	82,716,618
Following a 1-for-8 split	100,000,000	12,251,641	323,268	2,548,051	84,877,040
Following a 1-for-9 split	100,000,000	10,890,347	287,349	2,264,934	86,557,370
Following a 1-for-10 split	100,000,000	9,801,313	258,614	2,038,441	87,901,632

The table below contains approximate information relating to our common stock on March 10, 2017, the record date for the Annual Meeting, and under each of the whole number reverse stock split ratios within the range of the proposed reverse stock split, in each case based on information as of March 10, 2017 and assuming that Proposal 6 is not approved at the Annual Meeting such that the number of authorized shares of our common stock remains at 200,000,000 following any reverse stock split effected in accordance with this proposal:

	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Reserved for Issuance Pursuant to Equity Compensation Plans	Number of Shares Reserved for Conversion of 6.0% Convertible Preferred Stock, Series A	Number of Authorized but Unissued and Unreserved Shares
Pre-Split	200,000,000	98,013,126	2,586,144	20,384,408	79,016,322
Following a 1-for-5 split	200,000,000	19,602,625	517,229	4,076,882	175,803,264
Following a 1-for-6 split	200,000,000	16,335,521	431,024	3,397,401	179,836,054
Following a 1-for-7 split	200,000,000	14,001,875	369,449	2,912,058	182,716,618
Following a 1-for-8 split	200,000,000	12,251,641	323,268	2,548,051	184,877,040
Following a 1-for-9 split	200,000,000	10,890,347	287,349	2,264,934	186,557,370
Following a 1-for-10 split	200,000,000	9,801,313	258,614	2,038,441	187,901,632

In determining to seek a fixed decrease in the number of authorized shares of common stock from 200,000,000 to 100,000,000 in connection with any reverse stock split, rather than a proportional reduction, the Board of Directors considered several factors, including the number of authorized but unissued shares of common stock which it thought would provide the Company with sufficient flexibility following a reverse stock split to pursue potential equity financing transactions, debt-for-equity refinancing transactions, refinancing transactions with an equity component, acquisitions involving equity consideration and other equity issuances that the Board of Directors may determine to be in the best interests of the Company and its stockholders from time to time.  The Board of Directors determined that a proportional reduction in the number of authorized shares of common stock following any reverse stock split could result in the Company not having adequate flexibility to pursue beneficial opportunities that may arise and, thus, would not be in the best interests of the Company and its stockholders.  Other than with respect to outstanding stock options and the Preferred Stock, the Company currently is not a party to any definitive agreement involving the issuance or potential issuance of any shares of our common stock.  Conversely, the Board of Directors determined that maintaining 200,000,000 authorized shares of common stock may result in the Company having more authorized but unissued and unreserved shares than are needed to maintain what currently is believed to be adequate flexibility.

Under applicable NASDAQ rules, our stockholders must approve certain significant issuances of our common stock in any event.  NASDAQ Rule 5635(d) requires stockholder approval for transactions, other than public offerings, involving (1) the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value, which, together with sales by officers, directors or substantial stockholders of the issuer, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, or (2) the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock.  Following a reverse stock split in accordance with this proposal, NASDAQ Rule 5635(d) would result in us having relatively little flexibility to use authorized but unissued and unreserved shares of our common stock in many types of transactions without obtaining prior stockholder approval, decreasing the risk of material dilution of the holdings of our stockholders as a result of a transaction or series of related transactions to which our stockholders object.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic and other reporting requirements of the Exchange Act.  A reverse stock split as contemplated in this proposal would not impact the registration of our common stock under the Exchange Act, and we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.  Although the number of outstanding shares of common stock would decrease following a reverse stock split, the Board of Directors does not intend for a reverse stock split that is the subject of this proposal to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.  Following the implementation of a reverse stock split, we anticipate that our common stock will continue to be reported on The NASDAQ Capital Market under the symbol “REXX,” subject to our compliance with applicable continued listing requirements.

Effect on Beneficial Stockholders

In connection with any reverse stock split, we intend to treat stockholders holding shares of common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of common stock are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of common stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing a reverse stock split.  If you hold your shares of common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on “Book-Entry” Stockholders

Our record stockholders may hold some or all of their shares electronically in book-entry form.  These stockholders do not have stock certificates evidencing their ownership of our common stock.  They are, however, provided with a statement reflecting the number of shares of our common stock registered in their accounts.

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive any post-reverse stock split shares of common stock in registered book-entry form.  If you are entitled to post-reverse stock split shares of our common stock, a transaction statement automatically will be sent to your address of record as soon as practicable after the effective date of a reverse stock split indicating the number of shares of common stock you hold.

Effect on Certificated Shares

Some stockholders hold their shares of our common stock in certificated form or a combination of certificated and book-entry form.  If any of your shares of common stock are held in certificated form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of a reverse stock split.  The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of common stock for a statement of holding.  Unless you specifically request new stock certificates, your post-reverse stock split shares automatically will be issued in book-entry format.

Beginning on the effective date of a reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT AND ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock will remain unchanged after any reverse stock split.  As a result, on the effective date of a reverse stock split, the stated capital on the Company’s balance sheet attributable to our common stock will be reduced proportionately based on the applicable reverse stock split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The shares of our common stock held in treasury, if any, also would be reduced proportionately based on the applicable reverse stock split ratio.  After a reverse stock split, earnings per common share and other reported per share amounts are expected to be increased because there will be fewer shares of our common stock outstanding.  In future financial statements, net income (loss), income (loss) per share and other reported per share amounts for periods ending before a reverse stock split would be recast to give retroactive effect to any implemented reverse stock split.  As described above under “Impact of the Proposed Reverse Stock Split If Implemented,” the per share exercise price of outstanding stock option awards would increase proportionately, and the number of shares of our common stock issuable upon the exercise of outstanding stock options would decrease proportionately, in each case based on the applicable reverse stock split ratio.  We do not anticipate that any other accounting consequences would arise as a result of a reverse stock split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under our Certificate of Incorporation in connection with any reverse stock split.

Procedure for Effecting Reverse Stock Split

If our stockholders approve this proposal and our Board of Directors decides to implement a reverse stock split, the reverse stock split will become effective at the time and on the date of the filing of, or at such later time as is specified in, the Certificate of Amendment to the Company’s Certificate of Incorporation.  Beginning immediately upon effectiveness of a reverse stock split, each certificate representing pre-reverse stock split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of our common stock.

Federal Income Tax Consequences of a Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of a reverse stock split.  This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of a reverse stock split.  This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities.  This summary also assumes that pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•

a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

No income, gain or loss should be recognized by a stockholder upon his or her exchange of shares pursuant to the reverse stock split (except in the case of the portion of a whole share attributable to the rounding up of fractional shares, as discussed herein). A stockholder’s tax basis in the shares received as a result of the reverse split will be equal, in the aggregate, to his or her basis in the shares exchanged, increased by the income or gain (if any) attributable to the rounding up of a fractional share, as described herein.

The federal income tax treatment to a stockholder of the receipt of the additional fractional interest resulting from the rounding up to the nearest whole share is not certain and may result in tax liability not material in amount in view of the low value of such fractional interest. A stockholder’s receipt of an additional fractional new share attributable to the rounding up of a fractional share to the nearest whole share may be treated for tax purposes as if the additional fractional share constituted a disproportionate dividend distribution to recipient stockholders. Under this characterization, such stockholders generally should recognize ordinary dividend income to the extent of earnings and profits of the company allocated to the portion of each whole share attributable to the rounding up process, and the remainder, if any, shall be treated as gain from the exchange of property. The stockholder’s holding period for the shares will include the period during which he or she held the pre-split shares surrendered in the reverse split. The portion of a share received by a stockholder that is attributable to rounding up for a fractional share may have a holding period commencing on the effective date of the reverse split. The reverse split would constitute a reorganization within the meaning of Section 368(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the reverse split.

Vote Required for Approval

The affirmative vote of a majority of the outstanding shares entitled to vote on this proposal at the Annual Meeting is required to approve the Company’s proposal to approve a grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s outstanding common stock at a reverse stock split ratio between 1-

for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion, subject to the authority of the Board of Directors to abandon such amendment in its sole discretion.  Abstentions will have the effect of a vote “AGAINST” this proposal.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve a grant of discretionary authority to the Board of Directors to effect an amendment to the Certificate of Incorporation to implement a reverse stock split of the Company’s outstanding common stock at a reverse stock split ratio between 1-for-5 and 1-for-10, as determined by the Board of Directors in its sole discretion.

PROPOSAL SIX:  APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK FROM 200,000,000 TO 100,000,000 SHARES, CONTINGENT UPON A REVERSE STOCK SPLIT BEING EFFECTED IN ACCORDANCE WITH PROPOSAL FIVE

General

The Company is asking stockholders to approve an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our common stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5.  The proposed amendment to the Certificate of Incorporation is included in Appendix B to this proxy statement.

In the event that the Board of Directors decides to effect a reverse stock split following stockholder approval of Proposal 5 and this proposal is approved at the Annual Meeting, the Board of Directors will also effect an amendment to our Certificate of Incorporation which will result in a fixed decrease in the authorized number of shares of our common stock from 200,000,000 to 100,000,000, regardless of the applicable reverse stock split ratio, concurrently with the amendment to our Certificate of Incorporation to effect the reverse stock split. In the event that (i) the Board of Directors decides to effect a reverse stock split following stockholder approval of Proposal 5 and (ii) this proposal is not approved at the Annual Meeting, the authorized number of shares of our common stock will remain at 200,000,000, regardless of the applicable reverse stock split ratio.

Even if Proposal 5 is approved at the Annual Meeting, the Board of Directors may determine in its sole discretion not to effect any reverse stock split and not to file any amendments to our Certificate of Incorporation.  If the Board of Directors determines not to implement a reverse stock split in accordance with Proposal 5 on or before May 4, 2018, the number of authorized shares of our common stock will not be reduced from 200,000,000 to 100,000,000 in accordance with this proposal, even if this proposal is approved at the Annual Meeting.  If the Board of Directors determines to change the number of authorized shares of our common stock other than a reduction from 200,000,000 to 100,000,000 concurrently with effecting a reverse stock split in accordance with Proposal 5, further stockholder approval would be required prior to the Company implementing any such change in the number of authorized shares of our common stock.

Purposes of the Proposed Reduction in Number of Authorized Shares of Common Stock

In the event that a reverse stock split is effected in accordance with Proposal 5, we believe, based on current information, that we will need fewer authorized shares of common stock to meet our projected capital stock needs for capital-raising transactions, issuance of equity-based compensation and, to the extent opportunities may arise in the future, strategic transactions that may involve our issuance of stock-based consideration. Therefore, the Board of Directors is seeking approval of an amendment to our Certificate of Incorporation to reduce our authorized capital stock in order to, among other things, reduce the amount of the Company’s annual franchise tax in the State of Delaware. Each year, we are required to make franchise tax payments to the State of Delaware in an amount determined, in part, by the total number of shares of stock we are authorized to issue. Accordingly, by reducing the number of authorized shares of stock, we will cause a reduction in the amount of the franchise tax for which we will be liable.

Effect of the Amendment to Decrease our Total Number of Authorized Shares

The proposed amendment would decrease the total number of authorized shares of our common stock by 100,000,000 shares. However, the proposed amendment would not change any of the current rights and privileges of our common stock or its par value. Because the amendment proposed in this proposal only would be implemented concurrently with a reverse stock split described in Proposal 5, the impact of the amendments proposed in Proposal 5 and this proposal, taken together, on the number of authorized and outstanding shares of our common stock would be as described in Proposal 5.

In addition, the amendment proposed in this proposal would not be expected to limit our ability to use the remaining number of authorized shares for appropriate future corporate purposes, including equity financing transactions, debt-for-equity refinancing transactions, refinancing transactions with an equity component, acquisitions involving equity consideration and other equity considerations that the Board of Directors may determine to be in the best interests of the Company and its stockholders from time to time. As noted in Proposal 5 above, regardless of whether or not this proposal is approved at the Annual Meeting, if a reverse stock split is effected in accordance with Proposal 5, we will have at least approximately 75.8 million shares of common stock available for future use, which we believe is a sufficient number of authorized but unissued shares given our currently anticipated needs.

The proposed amendment would not have any impact on our outstanding Preferred Stock, the total number of authorized shares of which would remain at 100,000 in any event.

The proposed decrease in the number of authorized shares of our common stock could have adverse effects on us. We will have less flexibility to issue shares of common stock, including in connection with a potential merger or acquisition, other strategic transaction or follow-on offering if the number of authorized shares of our common stock is reduced. In the event that our Board of Directors determines that it would be in the best interests of the Company and its stockholders to issue a number of shares of common stock in excess of the number of then authorized but unissued and unreserved shares, we would be required to seek the approval of our stockholders to increase the number of shares of authorized common stock. If we are not able to obtain the approval of our stockholders for such an increase in a timely fashion, we may be unable to take advantage of opportunities that might otherwise be advantageous to us and our stockholders. However, our Board believes that these potential risks are outweighed at this time by, among other factors, the anticipated benefits of reducing the Company’s Delaware franchise tax obligations.

Vote Required for Approval

The affirmative vote of a majority of the outstanding shares entitled to vote on this proposal at the Annual Meeting is required to approve an amendment to the Certificate of Incorporation to reduce the authorized number of share of our common stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5.  Abstentions will have the effect of a vote “AGAINST” this proposal.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve an amendment to the Certificate of Incorporation to reduce the authorized number of shares of our common stock from 200,000,000 to 100,000,000 shares, contingent upon a reverse stock split being effected in accordance with Proposal 5.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2018 Annual Meeting of Stockholders by November 20, 2017 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;
•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and
•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the date of the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•	in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation.

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2016, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Jennifer L. McDonough
Senior Vice President, General Counsel
and Secretary

State College, Pennsylvania

March [  ], 2017

APPENDIX A

A new Paragraph E of Article IV of the Certificate of Incorporation of the Corporation would be added to read in its entirety as follows:

“E. Reverse Stock Split.  Effective as of the effectiveness of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each  share of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into that fraction of a share of Common Stock as has been determined by the Board of Directors in its sole discretion within the range of 1-for-5 and 1-for-10 shares and publicly announced by the Corporation at least five days prior to effectiveness of this Certificate of Amendment; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead cause the number of shares to be received by each holder otherwise entitled to receive a fractional share to be rounded up to the nearest whole share.  Each certificate that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate immediately prior to the Effective Time shall have been reclassified as a result of this combination and conversion.”

A-1

APPENDIX B

The first sentence of Paragraph A of Article IV of the Certificate of Incorporation of the Corporation would be amended to read in its entirety as follows:

“The Corporation shall be authorized to issue 100,100,000 shares of capital stock, of which (i) 100,000,000 shares shall be common stock, par value $.001 per share (the “Common Stock”), and (ii) 100,000 shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”).”

B-1

[Proxy Card to be filed with Definitive Proxy Statement]